Second Amended and Restated Credit Agreement

Dated as of September 16, 2005

Amended and Restated as of March 31, 2006 and April 24, 2007,

Among

EVCI Career Colleges Holding Corp.,

The Guarantors from time to time parties hereto,

and

Harris N.A.
as Lender

TABLE OF CONTENTS

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement (the *"Agreement"*) is dated as of September 16, 2005, amended and restated as of March 31, 2006 and further amended and restated as of April 24th, 2006, by and among EVCI Career Colleges Holding Corp., a Delaware corporation (*Borrower"*), the direct and indirect Subsidiaries of Borrower from time to time party to this Agreement, as Guarantors, and Harris N.A. (and its successors and assigns, *"Lender"*). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

PRELIMINARY STATEMENT

Borrower, Interboro Institute, Inc. (*"Interboro"*), Interboro Holding, Inc. (*"Holding"*), Pennsylvania School of Business, Inc. (*"PSB"*), Technical Career Institutes, Inc. (*"TCI"* and together with Interboro, Holding and PSB, the *"Guarantors"*) and Lender entered into a Credit Agreement dated as of September 16, 2005 (the *"Original Credit Agreement"*) pursuant to which Lender made available to Borrower a term loan in the original principal amount of $13,000,000 and a revolving credit facility in the maximum principal amount of $3,000,000. Borrower, Guarantors and Lender entered into an Amended and Restated Credit Agreement dated as of September 16, 2005 and amended and restated as of March 31, 2006 (the *"Amended Credit Agreement"*) pursuant to which, among other things, the revolving credit facility was reduced to $2,000,000 and Lender waived certain Existing Events of Default (as such term was defined therein).

Borrower has requested, and Lender has agreed to: (i) amend and restate the Amended Credit Agreement, (ii) waive the Existing Events of Default, all on the terms and conditions of this Agreement and (iii) consent to the issuance of notes and warrants to ComVest Investment Partners III, L.P. (*"ComVest"*) and other note purchasers pursuant to a Securities Purchase Agreement dated as of the Closing Date (the *"Purchase Agreement"*) between ComVest and Borrower (the *"Transaction"*) the net proceeds of which shall be paid to Lender to repay the Loans as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 THE CREDIT FACILITIES

Section 1.1 *Term Loan*. On the Original Closing Date, Lender made a loan (the *"Term Loan"*) in U.S. Dollars to Borrower in the amount of $13,000,000. The Term Loan was advanced on the Original Closing Date and was used to pay a portion of the purchase price for the TCI Acquisition, to refinance existing indebtedness of Borrower and to pay certain fees and expenses associated with such acquisition and refinancing. No amount repaid or prepaid on the Term Loan may be borrowed again except that Borrower may request Lender make advances of the Term Loan (each such advance, a *"Disallowance Advance"*) such that after giving effect to such Disallowance Advances the principal balance of the Term Loan shall not exceed $6,000,000 minus any prepayments made from the Closing Date to the date of such Disallowance Advance, subject to the terms and conditions set forth in Section 7.2 hereof

Section 1.2 *Revolving Credit Commitments.* Subject to the terms and conditions hereof, Lender agrees to make a loan or loans (individually a *"Revolving Loan"* and collectively the *"Revolving Loans"*) in U.S. Dollars to Borrower from time to time on a revolving basis up to the amount of the lesser of the Borrowing Base or the Revolving Credit Commitment before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Revolving Loans, and L/C Obligations at any time outstanding shall not exceed the lesser of the Borrowing Base or the Revolving Credit Commitment. Revolving Loans may be repaid and the principal amount thereof reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 1.3 *Letters of Credit.*

(a) *General Terms.* Subject to the terms and conditions hereof, as part of the Revolving Credit, Lender may, in its sole discretion, issue standby letters of credit (each a *"Letter of Credit"*) for the account of Borrower in an aggregate undrawn amount not to exceed the lesser of the Borrowing Base or the Revolving Credit Commitment. Each Letter of Credit shall constitute usage of the Revolving Credit Commitment.

(b) *Applications.* At any time before the Revolving Credit Termination Date, Lender may in it sole discretion, upon the request of Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to Lender in its sole discretion, with expiration dates no later than the earlier of 12 months from the date of issuance or 30 days prior to the Revolving Credit Termination Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by Borrower for the relevant Letter of Credit in the form then customarily prescribed by Lender for the Letter of Credit requested (each an *"Application"*). Notwithstanding anything contained in any Application to the contrary: (i) Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, and (ii) if Lender is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, Borrower's obligation to reimburse Lender for the amount of such drawing shall bear interest (which Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the 2.75% plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). Lender may, in its sole discretion, agree to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of Borrower subject to the conditions of Section 7 hereof and the other terms of this Section 1.3.

(c) *The Reimbursement Obligations.* Subject to Section 1.3(b) hereof, the obligation of Borrower to reimburse Lender for all drawings under a Letter of Credit (a *"Reimbursement Obligation"*) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 Noon (Chicago time) on the date when each drawing is to be paid if Borrower has been informed of such drawing by Lender on or before 11:30 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to Borrower after 11:30 a.m. (Chicago time) on the date when such drawing is to be paid, by the end of such day, in immediately available funds at Lender's principal office in Chicago, Illinois or such other office as Lender may designate in writing to Borrower.

(d) *Manner of Requesting a Letter of Credit.* Borrower shall provide at least five (5) Business Days' advance written notice to Lender of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit

properly completed and executed by Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to Lender, in each case, together with the fees called for by this Agreement.

Section 1.4 Applicable Interest Rates.

(a) *Base Rate Loans.* Each Base Rate Loan made or maintained by Lender shall bear interest shall bear interest during any Interest Period while it is outstanding (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Eurodollar Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the 2.75% plus the Base Rate, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

"Base Rate" means for any day the greater of: (i) the rate of interest announced or otherwise established by Lender from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Lender's best or lowest rate) and (ii) the sum of (x) the rate determined by Lender to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to Lender at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Lender for sale to Lender at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to Lender for which such rate is being determined, *plus* (y) 1/2 of 1%.

(b) *Eurodollar Loans.* Each Eurodollar Loan made or maintained by Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or continued, or created by conversion from a Base Rate Loan, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of four percent (4%) plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

"Adjusted LIBOR" means, for any Eurodollar Loan, a rate per annum determined in accordance with the following formula:

$$\text{Adjusted LIBOR} = \frac{\text{LIBOR}}{1 - \text{Eurodollar Reserve Percentage}}$$

"Eurodollar Reserve Percentage" means, for any Eurodollar Loan, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on *"eurocurrency liabilities"*, as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate

on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be *"eurocurrency liabilities"* as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

"LIBOR" means, for an Interest Period for a Eurodollar Loan, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to Lender at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by Lender for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by Lender.

"LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.

"Telerate Page 3750" means the display designated as *"Page 3750"* on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

(b) *Rate Determinations.* Lender shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 1.5 Minimum Borrowing Amounts. Each Borrowing of Base Rate Loans shall be in an amount not less than $200,000 or such greater amount which is an integral multiple of $50,000. Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $200,000 or such greater amount which is an integral multiple of $50,000. There shall not be more than five Eurodollar Loans outstanding hereunder at any one time.

Section 1.6 Manner of Borrowing Loans.

(a) *Notice to Lender of Borrowings.* Borrower shall give notice to Lender by no later than 10:00 a.m. (Chicago time): (i) at least 3 Business Days before the date on which the Borrower requests Lender to advance a Borrowing of Eurodollar Loans and (ii) on the date Borrower requests Lender to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 1.5, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, Borrower may continue part or all of such

Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by Borrower. Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to Lender by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to Lender. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Chicago time) at least 3 Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Borrower agrees that Lender may rely on any such telephonic or telecopy notice given by any person Lender in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Lender has acted in reliance thereon.

(b) *Notice to Lender of Disallowance Advance of Term Loan.* Borrower shall give notice to Lender by no later than 1:00 p.m. (Chicago time) five (5) Business Days before Borrower requests Lender to make available a Disallowance Advance. Borrower shall give such notice requesting such Disallowance Advance to Lender substantially in the form attached hereto as Exhibit B-1 (Notice of Disallowance Advance). Such notice shall specify the date of such Disallowance Advance (which shall be a Business Day) and the amount of such Disallowance Advance and shall be accompanied by a certification from an Authorized Representative that such Disallowance Advance is requested in accordance with Section 7.2 hereof and shall be accompanied by such backup as is required by Lender to evidence the amount thereof.

(c) *Disbursement of Loans.* Lender shall make the proceeds of each new Borrowing available to Borrower at Lender's principal office in Chicago, Illinois, by depositing such proceeds to the credit of Borrower's operating account maintained with Lender or as Borrower and Lender may otherwise agree.

Section 1.7 Interest Payments. Borrower shall pay interest on all Base Rate Loans and Eurodollar Loans: (a) on the last day of each month commencing April 30, 2007, (b) with respect to Loans outstanding under the Revolving Credit on the Revolving Credit Termination Date, and (c) with respect to Loans outstanding under the Term Loans on the final maturity date of the Term Loans.

Section 1.8 Maturity of Loans. (a) *Scheduled Payments of Term Loans.* Borrower shall make principal payments on the Term Loans in installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending September 30, 2007, with the amount of each such principal installment to equal the amount set forth in Column B below shown opposite of the relevant due date as set forth in Column A below:

COLUMN A	COLUMN B
PAYMENT DATE	SCHEDULED PRINCIPAL PAYMENT ON TERM LOANS
09/30/07	$750,000
12/31/07	$750,000
03/31/08	$750,000
6/30/08	$750,000
09/30/08	$750,000
12/31/08	$750,000

It being agreed that a final payment comprised of all principal and interest not sooner paid on the Term Loans shall be due and payable on April 1, 2009, the final maturity thereof.

(b) *Revolving Loans.* Each Revolving Loan, both for principal and interest not sooner paid, shall mature and become due and payable by Borrower on the Revolving Credit Termination Date.

Section 1.9 Prepayments.

(a) *Optional.* Borrower may prepay in whole or in part (but, if in part, then: (i) if such Borrowing is of Base Rate Loans, in an amount not less than $500,000 or in such greater amount which is an integral multiple of $100,000, (ii) if such Borrowing is of Eurodollar Loans, in an amount not less than $200,000 or such greater amount which is an integral multiple of $100,000, and (iii) in each case, in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 hereof remains outstanding) any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by Borrower to Lender or, in the case of a Borrowing of Base Rate Loans, notice delivered by Borrower to Lender no later than 10:00 a.m. (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due Lender under Section 1.12 hereof.

(b) *Mandatory.*

(i) If Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property, then Borrower shall promptly notify Lender of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by Borrower or such Subsidiary in respect thereof) and, promptly upon receipt by Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; *provided* that (x) so long as no Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance

with the relevant Collateral Documents, (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of Borrower not exceeding $75,000 in the aggregate so long as no Event of Default then exists, and (z) in the case of any Disposition not covered by clause (y) above, so long as no Event of Default then exists, if Borrower states in its notice of such event that Borrower or the relevant Subsidiary intends to reinvest, within 180 days of the applicable Disposition, the Net Cash Proceeds thereof in assets similar to the assets which were subject to such Disposition, or to use the Net Cash Proceeds thereof to pay for, or to reimburse itself for, investment in assets similar to the assets which were subject to such Disposition within 180 days prior to such Disposition, then Borrower shall not be required to make a mandatory prepayment under this subsection in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such similar assets within either such 180-day period. Promptly after the end of such 180-day period (which shall have commenced either 180 days before the date of the Disposition, or on the date thereof, as the case may be), Borrower shall notify Lender whether Borrower or such Subsidiary has reinvested such Net Cash Proceeds in such similar assets, and, to the extent such Net Cash Proceeds have not been so reinvested, Borrower shall promptly prepay the Obligations in the amount of such Net Cash Proceeds not so reinvested. The amount of each such prepayment shall be applied first to the outstanding Term Loans until paid in full and then to the Revolving Credit. If Lender so requests, all proceeds of such Disposition or Event of Loss shall be deposited with Lender (or its agent) and held by it in the Collateral Account. So long as no Event of Default exists, Lender shall disburse amounts representing such proceeds from the Collateral Account to or at Borrower's direction for application to or reimbursement for the costs of replacing, rebuilding or restoring such Property.

(ii) If, after the Closing Date, Borrower or any Subsidiary shall issue equity securities (whether common or preferred stock or otherwise), other than (i) equity securities issued in connection with the exercise of employee stock options or (ii) equity securities evidencing Growth Equity Cap Ex Investments, Borrower shall promptly notify Lender of the estimated Net Cash Proceeds of such issuance to be received by or for the account of Borrower or such Subsidiary in respect thereof. Promptly upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied to the Term Loan until paid in full, and then to the Revolving Credit. Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Lender for any breach of Section 8.11 (Maintenance of Subsidiaries) or Section 9.1(i) (Change of Control) hereof or any other terms of the Loan Documents.

(iii) If, after the Closing Date, Borrower or any Subsidiary shall issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 8.7(a)-(g) hereof, Borrower shall promptly notify Lender of the estimated Net Cash Proceeds of such issuance to be received by or for the account of Borrower or such Subsidiary in respect thereof. Promptly upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds. The amount of each such prepayment shall be applied on a ratable basis among the outstanding Term Loans until paid in full, and then to the Revolving Credit. Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Lender for any breach of Section 8.7 hereof or any other terms of the Loan Documents.

(iv) Within 60 days after the end of each fiscal quarter of Borrower (commencing with the fiscal quarter ending June 30, 2007), Borrower shall prepay the Obligations by an amount equal to 50% of Excess Cash Flow for the most recently completed fiscal quarter. The amount of each such prepayment shall be applied to the outstanding Term Loans until paid in full, and then to the Revolving Credit.

(v) Borrower shall, in the event the Revolving Loans exceed the lesser of the Borrowing Base or the Revolving Credit Commitment prepay the Revolving Loans and, if necessary, prefund the L/C Obligations by the amount necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the lesser of the Borrowing Base or the Revolving Credit Commitment. Borrower shall on each date the Revolving Credit Commitment is reduced pursuant to Section 1.13 hereof, prepay the Revolving Loans and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitment has been so reduced.

(vi) Unless Borrower otherwise directs, prepayments of Loans under this Section 1.9(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due Lender under Section 1.12 hereof. Each prefunding of L/C Obligations shall be made in accordance with Section 9.4 hereof. Borrower shall not be required to make any prepayment of any Eurodollar Loan pursuant to this Section 1.9 until the last day of the Interest Period with respect thereto *so long as* (i) no Event of Default then exists and (ii) an amount equal to the principal amount of such Eurodollar Loan is deposited by Borrower in a segregated cash collateral account with Lender to be held in such account pursuant to the terms of Section 9.4(b). On the last day of such Interest Period or, if earlier, the date on which the Obligations have been accelerated pursuant to Section 9.2 or 9.3 hereof, the amount held in such account shall be applied so as to make such prepayment, and except during the continuance of any Default or Event of Default, any balance remaining on deposit in such account after such application shall be remitted to Borrower.

(c) Any amount of Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again. Except for the Disallowance Advance, no amount of the Term Loans paid or prepaid may be reborrowed, and, in the case of any partial prepayment, such prepayment shall be applied to the remaining amortization payments on the relevant Loans in the reverse order of maturity.

Section 1.10 Default Rate. Notwithstanding anything to the contrary contained herein, while any Event of Default under Section 9.1(a) hereof exists or after acceleration, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum equal to the sum of 5.0% plus the then applicable Interest Rate from time to time in effect.

Section 1.11 The Notes.

(a) The Term Loan made to Borrower is and shall continue to be evidenced by the promissory note of Borrower issued to Lender on the Original Closing Date. Such promissory note and any amendment, restatement or replacement thereof is referred to as the *"Term Note."*

(b) The Revolving Loans made to Borrower are and shall continue to be evidenced by the promissory note of Borrower issued to Lender on the Original Closing Date. Such promissory note and any amendment, restatement or replacement thereof is referred to as the *"Revolving Note."*

(c) Lender shall record on its books and records or on a schedule to its appropriate Note the amount of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of Lender or on a schedule to the relevant Note, shall be *prima facie* evidence as to all such matters; *provided, however*, that the failure of Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of Lender and upon Lender tendering to Borrower the appropriate Note to be replaced, Borrower shall furnish a new Note to Lender to replace any outstanding Note.

Section 1.12 Funding Indemnity. If Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Lender) as a result of:

(a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b) any failure by Borrower to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or

(c) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of Lender, Borrower shall pay to Lender such amount as will reimburse Lender for such loss, cost or expense. If Lender makes such a claim for compensation, it shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined.

Section 1.13 Commitment Terminations.

(a) *Optional Revolving Credit Terminations.* Borrower shall have the right at any time and from time to time, upon 5 Business Days prior written notice to Lender, to terminate the Revolving Credit Commitment without premium or penalty and in whole or in part, any partial termination to be in an amount not less than $1,000,000, provided that the Revolving Credit

Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding.

(b) *Mandatory Revolving Credit Termination.* If at any time Net Cash Proceeds or Excess Cash Flow remain after the prepayment of the Term Loans in full pursuant to Section 1.9(b) hereof, the Revolving Credit Commitment shall terminate by an amount equal to 100% of such excess.

Any termination of the Revolving Credit Commitment pursuant to this Section 1.13 may not be reinstated.

SECTION 2 FEES

Section 2.1 Fees.

(a) *Revolving Credit Commitment Fee.* Borrower shall pay to Lender a commitment fee at the rate of 0.50% per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitment. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Revolving Credit Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b) *Letter of Credit Fees.* On the date of issuance or extension (including, without limitation, any automatic extension pursuant to an "evergreen" provision), or increase in the amount, of any Letter of Credit pursuant to Section 1.3 hereof, Borrower shall pay to Lender for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each March, June, September, and December, commencing on the first such date occurring after the date hereof, Borrower shall pay to Lender, a letter of credit fee at a rate per annum equal to 2.75% (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, Borrower shall pay to Lender for its own account Lender's standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by Lender from time to time.

(c) *Audit Fees.* Borrower shall pay to Lender charges for audits of the Collateral performed by Lender or its agents or representatives in such amounts as Lender may from time to time request (Lender acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits).

SECTION 3 PLACE AND APPLICATION OF PAYMENTS.

Section 3.1 Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by Borrower under this Agreement and the other Loan Documents, shall be made by Borrower to Lender by no later than 12:00 Noon (Chicago time) on the due date thereof at the office of Lender in Chicago, Illinois (or such other location as Lender may designate to Borrower). Any

payments received after such time shall be deemed to have been received by Lender on the next Business Day. All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim and shall be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding (including, without limitation, Section 1.9(b) hereof), all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by Lender after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be applied or distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by Lender, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents and to any other costs and expenses of Lender due and owing from Borrower in accordance with any provision of this Agreement;

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents;

(c) third, to the payment of principal on the Notes, unpaid Reimbursement Obligations, together with amounts to be held by Lender as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until Lender is holding an amount of cash equal to the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, Lender and, in the case of Hedging Liability, its Affiliates;

(d) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of Borrower and its Subsidiaries secured by the Loan Documents (including, without limitation, Funds Transfer and Deposit Account Liability); and

(e) finally, to Borrower or whoever else may be lawfully entitled thereto.

Section 3.2 Account Debit. Borrower hereby irrevocably authorizes Lender to charge any of Borrower's operating deposit accounts maintained with Lender for the amounts from time to time necessary to pay any then due Obligations; *provided* that Borrower acknowledges and agrees that Lender shall not be under an obligation to do so and Lender shall not incur any liability to Borrower or any other Person for Lender's failure to do so. Borrower hereby irrevocably authorizes Lender to apply cash in any of Borrower's operating deposit accounts maintained with Lender to the outstanding Revolving Loans; *provided* that Borrower acknowledges and agrees that Lender shall not be under an obligation to do so and Lender shall not incur any liability to Borrower or any other Person for Lender's failure to do so.

SECTION 4 GUARANTIES AND COLLATERAL.

Section 4.1 Guaranties. The payment and performance of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability is and shall continue at all times be guaranteed by each direct and indirect Subsidiary of Borrower (individually a *"Guarantor"* and collectively the *"Guarantors"*) pursuant to Section 12 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to Lender, as the same may be amended, modified

or supplemented from time to time (individually a *"Guaranty"* and collectively the *"Guaranties"*); *provided, however,* that no such Guaranty need be provided by any Inactive Subsidiary.

Section 4.2 *Collateral*. The Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability are and shall continue to be secured by valid, perfected, and enforceable Liens on all right, title, and interest of Borrower and each Guarantor in all of their accounts, chattel paper, instruments, documents, general intangibles, letter-of-credit rights, supporting obligations, deposit accounts (but specifically excluding the funds on deposit in any Federal Funds Accounts and maintained therein in compliance with 34 C.F.R. Section 668.166), investment property, inventory, equipment, fixtures, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; *provided, however,* that: (i) Liens need not be granted on the Property of any Inactive Subsidiary, (ii) until after an Event of Default has occurred and is continuing, Liens on local petty cash accounts maintained by Borrower and the Guarantors in proximity to their operations need not be perfected provided that the total amount on deposit at any one time not so perfected shall not exceed $50,000 in the aggregate and Liens on payroll accounts maintained by Borrower and the Guarantors need not be perfected provided the total amount on deposit at any time does not exceed the current amount of their payroll obligations, (iii) until an Event of Default has occurred and is continuing, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $50,000 in the aggregate, (iv) unless otherwise required by Lender during the existence of any Event of Default, Liens on the Voting Stock of a Foreign Subsidiary shall be limited to 66% of the total outstanding Voting Stock of such Foreign Subsidiary, and (v) unless otherwise required by Lender during the existence of any Event of Default, Liens need not be granted on the assets of a Foreign Subsidiary. Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to Lender for the benefit of the holders of the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability and shall be valid and perfected first priority Liens subject, however, to the proviso appearing at the end of the preceding sentence and to Liens permitted by Section 8.8 hereof, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to Lender.

Section 4.3 *Liens on Real Property*. In the event that Borrower or any Guarantor owns or hereafter acquires any real property, Borrower shall, or shall cause such Guarantor to, execute and deliver to Lender a mortgage or deed of trust acceptable in form and substance to Lender for the purpose of granting to Lender (or a security trustee therefor) a Lien on such real property to secure the Obligations (the amount of indebtedness secured by such mortgage not to exceed 110% of the purchase price of the property secured to the extent necessary to minimize any mortgage recording tax), Hedging Liability, and Funds Transfer and Deposit Account Liability, shall pay all taxes, costs, and expenses incurred by Lender in recording such mortgage or deed of trust, and shall supply to Lender at Borrower's cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee's policy of title insurance from a title insurer acceptable to Lender insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by Lender in connection therewith.

Section 4.4 Further Assurances. Borrower agrees that it shall, and shall cause each Guarantor to, from time to time at the request of Lender, execute and deliver such documents and do such acts and things as Lender may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event Borrower or any Guarantor forms or acquires any other Subsidiary after the date hereof, except as otherwise provided in Sections 4.1 and 4.2 above, Borrower shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty and such Collateral Documents as Lender may then require, and Borrower shall also deliver to Lender, or cause such Subsidiary to deliver to Lender, at Borrower's cost and expense, such other instruments, documents, certificates, and opinions reasonably required by Lender in connection therewith.

SECTION 5 DEFINITIONS; INTERPRETATION.

Section 5.1 Definitions. The following terms when used herein shall have the following meanings:

"Accrediting Body" means any entity or organization which engages in granting or withholding Accreditation or similar approval for private post-secondary schools, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools, including, without limitation, the New York State Board of Regents, the Middle States Commission on Higher Education and the Accrediting Commission of Career Schools and Colleges of Technology.

"Accreditation" means the status of public recognition granted by any Accrediting Body to an educational institution that meets the Accrediting Body's standards and requirements.

"Adjusted LIBOR" is defined in Section 1.4(b) hereof.

"Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; *provided that*, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

"Agreement" means the Original Credit Agreement as amended and restated by the Amended Credit Agreement and as amended and restated by this Second Amended and Restated Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

"Application" is defined in Section 1.3(b) hereof.

"Authorized Representative" means those persons shown on the list of officers provided by Borrower pursuant to Section 7.3 hereof or on any update of any such list provided by Borrower to Lender, or any further or different officers of Borrower so named by any Authorized Representative of Borrower in a written notice to Lender.

"Base Rate" is defined in Section 1.4(a) hereof.

"Base Rate Loan" means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.

"Borrower" is defined in the introductory paragraph of this Agreement.

"Borrowing" means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by Lender under a Credit on a single date and, in the case of Eurodollar Loans, for a single Interest Period. A Borrowing is *"advanced"* on the day Lender advances funds comprising such Borrowing to Borrower, is *"continued"* on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is *"converted"* when such Borrowing is changed from one type of Loans to the other, all as determined pursuant to Section 1.6 hereof.

"Borrowing Base" means an amount equal to 85% of the Net Amount of Eligible Receivables.

"Business Day" means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in U.S. Dollar deposits in the interbank eurodollar market in London, England and Nassau, Bahamas.

"Capital Expenditures" means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

"Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

"Capitalized Lease Obligation" means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 *et seq.*, and any future amendments.

"Change of Control" means any of (a) the acquisition by any *"person"* or *"group"* (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (excluding ComVest or its Affiliates) at any time of beneficial ownership of 25% or more of the outstanding capital stock or other equity interests of Borrower on a fully-diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of

the board of directors (or similar governing body) of Borrower, or (c) any "Change of Control" (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of Borrower or any Subsidiary shall occur.

"Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 7.3 shall be satisfied or waived in a manner acceptable to Lender in its sole discretion.

"Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

"Cohort Default Rate" shall have the meaning provided in 34 C.F.R. Section 668 Subpart M.

"Collateral" means all properties, rights, interests, and privileges from time to time subject to the Liens granted to Lender, or any security trustee therefor, by the Collateral Documents.

"Collateral Account" is defined in Section 9.4 hereof.

"Collateral Documents" means the Security Agreement and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, the Hedging Liability, and the Funds Transfer and Deposit Account Liability or any part thereof.

"Commitments" means the Revolving Credit Commitment and the Term Loan.

"ComVest" has the meaning given to such term in the Preliminary Statement.

"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

"Credit" means either of the Revolving Credit or the Term Credit.

"Credit Event" means the advancing of any Loan or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

"Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

"Disallowance Advance" is defined in Section 1.1 hereof.

"Disposition" means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 8.10(a), (b), (c), (d) or (e) hereof.

"DOE" shall mean the United States Department of Education and any successor agency administering Title IV Programs.

"DOE Approval Notice" means a Program Participation Agreement, both issued and executed by DOE (other than a TPPPA) and a current and accurate Eligibility and Certification Approval Report.

"DOE Disallowance" means any final liability, repayment (including interest), fine or other penalty owed to the DOE arising from the final determination of the Interboro Program Review (PRCN 200520223864) that is no longer subject to administrative appeal under either 34 C.F.R. §668, Subpart G, or 34 C.F.R. § 668, Subpart H.

"EBITDA" means, with reference to any period, Net Income for such period *plus* the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes of Borrower and its Subsidiaries for such period, (c) depreciation of fixed assets and amortization of intangible assets of Borrower and its Subsidiaries for such period, and (d) non-cash charges during such period resulting from the application of FASB 123 (Accounting for Stock-Based Compensation).

"Educational Agency" means any entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates private postsecondary schools in accordance with standards relating to performance, operation, financial condition or academic standards of such schools, including without limitation the DOE, the New York State Education Department, the New York State Board of Regents, the New York State Higher Education Services Corporation, the Pennsylvania Board of Private Licensed Schools, the Middle States Commission on Higher Education, and the Accrediting Commission of Career Schools and Colleges of Technology.

"Educational Approval" means any license, permit, authorization, Accreditation, approval, or DOE Approval Notice required to be issued by an Educational Agency.

"Educational Law" means any statute, law, regulation, rule, order, or binding standard issued or administered by, or related to, any Educational Agency.

"Eligible Receivables" means Receivables created by Borrower and Guarantors in the ordinary course of business arising out of the sale or lease of goods or rendition of services by such Persons, which are and at all times shall continue to be acceptable to Lender in all material respects. Standards of eligibility may be fixed and revised from time to time solely by the Lender in Lender's reasonable judgment, upon at least five (5) Business Days prior written notice delivered to Borrower, in the case of any change in any existing standards of eligibility, or the imposition of any new standards of eligibility. In general, without limiting the foregoing, a Receivable shall in no event be deemed to be an Eligible Receivable unless: (a) all payments due on the Receivable have been invoiced; (b) the payment due on the Receivable is not more than 90 days past the invoice date therefor unless the Receivable will be paid by a student in which event the payment due on the Receivable is not more than 150 days past the invoice date therefor; (c) the Receivable arose from a completed and bona fide transaction which requires no further act under any circumstances on the part of Borrower, a Guarantor or any other Person in order to cause such Receivable to be payable in full by the account debtor; (d) the Receivable is in conformity in all material respects with the representations and warranties and covenants made by Borrower and Guarantors under the Loan Documents with respect thereto, is owned by Borrower or a Guarantor, free and clear of all rights, claims or Liens, other than the Liens

created pursuant to the Loan Documents and Liens in favor of the Junior Creditor, and Lender possesses a valid, perfected first priority security interest in such Receivable; (e) payment by the account debtor is not conditional and the Receivable is not subject to any setoff, contras, net-out contract, offset, deduction, dispute, credit, counterclaim or other defense arising out of the transactions represented by the Receivables or independently thereof and the account debtor has accepted the goods or services from the sale or performance out of which the Receivable arose and has not objected to its liability thereon; (f) the account debtor is not an Affiliate of Borrower or any Subsidiary thereof or a supplier or creditor of Borrower or any Subsidiary thereof; (g) the Receivable complies with all material requirements of all applicable laws and regulations, whether Federal, state or local; and (h) the Receivable is in full force and effect and constitutes a legal, valid and binding obligation of the account debtor enforceable in accordance with its terms. The gross amount (without duplication) of Eligible Receivables from time to time, less, to the extent included in such Eligible Receivables, (i) sales, excise or similar taxes, (ii) any amount charged off, written off or written down with respect to an Eligible Receivable as uncollectible in accordance with GAAP or the customary business practices of Borrower in effect on the Effective Date, and (ii) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available to or claimed by the Customers in respect of such Eligible Receivables, is referred to herein as the *"Net Amount of Eligible Receivables"*.

"Eligible Line of Business" means any business engaged in as of the date of this Agreement by Borrower or any of its Subsidiaries.

"Environmental Claim" means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

"Environmental Law" means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

"Eurodollar Loan" is defined in Section 1.4(b) hereof.

"Eurodollar Reserve Percentage" is defined in Section 1.4(b) hereof.

"Event of Default" means any event or condition identified as such in Section 9.1 hereof.

"Event of Loss" means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

"Excess Cash Flow" means, with respect to any period, the amount (if any) by which (a) EBITDA during such period exceeds (b) the sum of (i) Interest Expense payable in cash during such period, plus (ii) federal, state and local income taxes payable in cash by Borrower and its Subsidiaries during such period, plus (iii) the aggregate amount of payments required to be made by Borrower and its Subsidiaries during such period in respect of all principal on all Indebtedness of Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made under the Revolving Credit and excluding mandatory prepayments of the Term Loans required to be paid in respect of Excess Cash Flow under Section 1.9(b)(iv) hereof), plus (iv) the aggregate amount of Unfinanced Capital Expenditures made by Borrower and its Subsidiaries during such period to the extent permitted by this Agreement.

"Existing Events of Default" is defined in Section 9.7 hereof.

"Federal Funds Account" means a deposit account of Borrower or one of its Subsidiaries established to hold, and exclusively holding, Title IV, HEA Program Funds as described in 34 C.F.R. Section 668.163 and which includes the phrase "Federal Funds" in the name of such deposit account.

"Federal Funds Rate" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate appearing in Section 1.4(a) hereof.

"Financial Responsibility Composite Score" means the composite score of Borrower and its Subsidiaries, on a consolidated basis, equity, primary reserve and net income ratios described in 34 C.F.R. Sections 668.171(b)(1) and Section 668.172 and appendices A and B to Subpart L of 34 C.F.R. of Section 668, *provided* that if at any time Borrower or its Subsidiaries are required by the DOE to report such composite score on a School-by-School or other basis, their *"Financial Responsibility Composite Score"* shall also refer to the composite score for each School or other Person required to be reported to the DOE.

"Foreign Subsidiary" means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any state thereof.

"Fund" means any Person (other than a natural person) and any other special purpose investment vehicle, securitization vehicle, money market account, investment account or other account that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Funds Transfer and Deposit Account Liability" means the liability of Borrower or any Subsidiary owing to Lender, or any Affiliates of Lender, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of Borrower and/or any Subsidiary now or hereafter maintained with Lender or its Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any

other deposit, disbursement, and cash management services afforded to Borrower or any Subsidiary by Lender or its Affiliates.

"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

"Growth Equity Cap Ex Investments" means equity investments in Borrower made for the purpose of financing Capital Expenditures of Borrower or any Subsidiary, the proceeds of which are used for such purpose within twenty-four months after the date of such investment.

"Guarantor" and *"Guarantors"* each is defined in Section 4.1 hereof.

"Guaranty" and *"Guaranties"* each is defined in Section 4.1 hereof.

"Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as "hazardous" or "toxic" or words of like import pursuant to an Environmental Law.

"Hazardous Material Activity" means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

"Hedging Liability" means the liability of Borrower or any Subsidiary to Lender, or any Affiliates of Lender, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as Borrower or such Subsidiary, as the case may be, may from time to time enter into with Lender or its Affiliates.

"Holding" has the meaning given to such term in the Preliminary Statement.

"Inactive Subsidiaries" means, collectively, College Marketing Group, Inc., a Delaware corporation and Interboro Institute Merger, LLC, a New York limited liability company.

"Indebtedness for Borrowed Money" means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than 90 days past due or which, if more than 90 days past due, are being contested in good faith), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

"Interboro" has the meaning given to such term in the Preliminary Statement.

"Intercreditor Agreement" means the Intercreditor Agreement among Lender, Junior Creditor and Borrower dated as of the date hereof.

"Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

"Interest Period" is defined in Section 1.7 hereof.

"Junior Creditor" has the meaning given to such term in the Intercreditor Agreement.

"L/C Obligations" means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

"Legal Requirement" means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

"Lender" means Harris N.A. and any other financial institutions from time to time party to this Agreement, including any successor or assigns.

"Letter of Credit" is defined in Section 1.3(a) hereof.

"LIBOR" is defined in the Original Credit Agreement.

"Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

"Loan" means any Revolving Loan or Term Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise, each of which is a *"type"* of Loan hereunder.

"Loan Documents" means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, the Intercreditor Agreement and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

"Material Adverse Effect" means (a) a material adverse change in, or material adverse effect upon, the operations, assets, business, Property or condition (financial or otherwise) of Borrower or of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower or any Subsidiary to perform its any of its obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document or the rights and remedies of Lender thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

"Moody's" means Moody's Investors Service, Inc.

"Net Cash Proceeds" means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person's account, net of (i) reasonable direct costs relating to such Disposition and (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person's account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person, cash and cash equivalent proceeds received by or for such Person's account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

"Net Income" means, with reference to any period, the net income (or net loss) of Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; *provided* that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has a equity interest in, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries during such period.

"Notes" means and includes the Revolving Note and the Term Note.

"NY Disallowance" means any final liability, repayment (including interest) of NY-TAP funds, fine or other penalties owed to New York State Education Department, the New York State Board of Regents, or the New York State Higher Education Services Corporation, as appropriate, arising from the DOE Interboro Program Review (PRCN 200520223864) and which is no longer subject to administrative appeal under the procedures of any such agency.

"NY-TAP" means the New York State Tuition Assistance Program.

"NY-TAP Letter of Credit" shall mean a letter of credit required by an Educational Agency to enable Borrower, any Subsidiary or a School to satisfy such Person's requirements of financial responsibility necessary for its continued eligibility to participate in NY-TAP.

"Obligations" means all obligations of Borrower to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

"Original Closing Date" means September 16, 2005.

"Original Credit Agreement" has the meaning given to such term in the Preliminary Statement.

"PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

"Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

"Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"Premises" means the real property owned or leased by Borrower or any Subsidiary, including without limitation the real property and improvements thereon owned by Borrower or any Subsidiary subject to any Collateral Documents.

"Program Participation Agreement" has the meaning ascribed to such term in 34 C.F.R. Section 668.14.

"Property" means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

"PSB" has the meaning given to such term in the Preliminary Statement.

"Purchase Agreement" has the meaning given to such term in the Preliminary Statement.

"RCRA" means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§6901 *et seq.*, and any future amendments.

"Receivables" means and includes all of a Person's accounts, instruments, documents, chattel paper and general intangibles, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to Lender.

"Reimbursement Obligation" is defined in Section 1.3(c) hereof.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

"Revolving Credit" means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 1.2 and 1.3 hereof.

"Revolving Credit Commitment" means $5,000,000, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

"Revolving Credit Termination Date" means April 1, 2009, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3 hereof.

"Revolving Loan" is defined in Section 1.2 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a *"type"* of Revolving Loan hereunder.

"Revolving Note" is defined in Section 1.11 hereof.

"S&P" means Standard & Poor's Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

"School" means a postsecondary institution of higher education and its additional locations, taken together, operated by Borrower or any Subsidiary.

"Secretary of the DOE" shall mean the Secretary of the DOE or an official employee of the DOE acting for the Secretary of the DOE under a delegation of authority.

"Security Agreement" means that certain Security Agreement dated September 16, 2005 among Borrower and the Guarantors and Lender, as the same may be amended, modified, supplemented or restated from time to time.

"Sellers" mean collectively East Coast Training Services of Delaware, Inc., East Coast Capital Corp., and North America Training Services, Inc.

"Significant Regulatory Event" means, as the context may require, either (a) a failure of Borrower, a Subsidiary, or School to maintain its status as an "eligible institution", as defined in 34 C.F.R. Sections 600.2 and 600.5, (b) a failure with respect to Borrower, its Subsidiaries, or a School to maintain its eligibility to participate in Title IV Programs (including, without limitation, any notice of intent to limit, suspend or terminate Title IV funding, or any imposition of Cash Reimbursement or Heightened Cash Monitoring Level II Procedures (as defined by the DOE)), (c) a failure with respect to Borrower, its Subsidiaries, or a School to maintain in full force and effect any of its Accreditations (including without limitation any placement on probation or order to show cause why such probation should not be revoked, or notice of intent to terminate any such Accreditations), (d) a failure with respect to Borrower, its Subsidiaries, or a School to maintain in full force and effect its licenses to provide post-secondary education, or any Educational Approval, in any jurisdiction (including any notice of intent to limit, suspend, or terminate any such license or Educational Approval), (e) a failure with respect to Borrower, its Subsidiaries, or a School to maintain its ability to participate in the NY-TAP (including without limitation the suspension, termination, or material restriction of such participation), (f) the imposition of any fine, liability, disallowance, or sanction instituted against Borrower, any Subsidiary, or any School by the DOE or any other Educational Agency or governmental agency, in an amount equal to or greater than $250,000 individually or in the aggregate (but excluding (i) any such fine, liability, disallowance, or sanction fully paid and satisfied prior to the date of this Agreement and (ii) up to $4,500,000 in the aggregate with respect to the DOE Disallowance and the NY Disallowance); (g) any program review determination or audit determination asserting that any institution, campus, or educational program owned or operated by Borrower, a Subsidiary or School is not, or was not, eligible for Title IV participation for any period of time, or (h) Borrower or any Subsidiary, School, or officer or senior manager of

Borrower, a Subsidiary or any School, is notified that it is subject to a criminal investigation, including, but not limited to, any criminal investigation initiated by the DOE Office of Inspector General, the U.S. Department of Justice, a grand jury, the New York Attorney General's Office, or by the New York State Education Department.

"Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of June 30, 2005 by and among Borrower, TCI and the Sellers, as the same may be amended, modified, supplemented or restated from time to time.

"Subordinated Debt" means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability pursuant to subordination provisions approved in writing by Lender and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to Lender.

"Subsidiary" means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term *"Subsidiary"* means a Subsidiary of Borrower or of any of its direct or indirect Subsidiaries.

"TCI" means Technical Career Institutes, Inc., a New York corporation.

"TCI Acquisition" means the acquisition by Borrower of all of the issued and outstanding capital stock of TCI pursuant to the Stock Purchase Agreement.

"TCI Representation and Warranty Insurance" means the Representations and Warranties Insurance Policy issued by Nutmeg Insurance Company in favor of Borrower as Named Insured relating to the TCI Acquisition.

"Term Credit" means the credit facility for the Term Loans described in Section 1.1(a) hereof.

"Term Loan" is defined in Section 1.1(a) hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a *"type"* of Term Loan hereunder.

"Term Note" is defined in Section 1.11 hereof.

"Title IV" shall mean Chapter 28, Subchapter IV of the Higher Education Act of 1965, as amended 20 U.S.C.A. Section 1070 *et seq.*, and any amendments or successor statutes thereto.

"Title IV, HEA Program Funds" shall, when used herein, mean all funds provided pursuant to Title IV, including in particular those funds provided pursuant to the Title IV programs identified in 34 C.F.R. Section 668.1(c) or any successor regulation.

"Title IV Letter of Credit" shall mean a letter of credit required by the DOE to enable Borrower, any Subsidiary or a School to satisfy the DOE's requirements of financial responsibility necessary for its continued eligibility to participate in the Title IV Programs.

"Title IV Programs" shall mean the Title IV Programs as listed in 34 C.F.R. Section 668.1(c).

"Total Current Liabilities" means all liabilities of Borrower and its Subsidiaries due within one year of the date of determination, as determined in accordance with GAAP excluding deferred revenues and the Term Loan.

"Total Funded Debt" means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of Borrower and its Subsidiaries at such time, and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

"TPPPA" means a temporary provisional program participation agreement executed by the DOE and issued to a School following the consummation of any change in the ownership or control of Borrower or any Subsidiary or School, as the case may be, for an interim period allowing the DOE's further review of the application of Borrower or such Subsidiary or School (as the case may be) for the related DOE Approval Notice.

"Transaction" has the meaning given to such term in the Preliminary Statement.

"Unfinanced Capital Expenditures" means Capital Expenditures not financed by Growth Equity Cap Ex Investments or by Indebtedness for Borrowed Money other than the Obligations.

"Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

"Unused Revolving Credit Commitment" means, at any time, the difference between the Revolving Credit Commitment then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

"U.S. Dollars" and *"$"* each means the lawful currency of the United States of America.

"Voting Stock" of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

"Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

"Wholly-owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 5.2 Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words *"hereof"*, *"herein"*, and *"hereunder"* and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 5.3 Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either Borrower or Lender may by notice to Lender and Borrower, respectively, require that Lender and Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by Borrower or Lender in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 6 REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Lender as follows:

Section 6.1 Organization and Qualification. Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

Section 6.2 Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying,

except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by Borrower or another Subsidiary are owned, beneficially and of record, by Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of Lender pursuant to the Collateral Documents. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 6.3 Authority and Validity of Obligations. Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to Lender the Liens described in the Collateral Documents executed by Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, to grant to Lender the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any Subsidiary or any provision of the organizational documents (*e.g.*, charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of Borrower or any Subsidiary, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting Borrower or any Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of Borrower or any Subsidiary other than the Liens granted in favor of Lender pursuant to the Collateral Documents.

Section 6.4 Use of Proceeds; Margin Stock. Borrower shall use the proceeds of the Revolving Credit to: (i) provide for ongoing working capital needs, (ii) pay certain transaction expenses, (iii) provide for regulatory capital requirements and (iv) for such other legal and proper purposes as are consistent with all applicable laws, <u>provided however that</u>, such proceeds may not be used to fund any DOE Disallowance or NY Disallowance or to prepay the Term Loan. Borrower shall use the proceeds of a Disallowance Advance to fund any DOE

Disallowance or NY Disallowance. Neither Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 6.5 Financial Reports. The consolidated balance sheet of Borrower and its Subsidiaries as at December 31, 2006, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Goldstein Golub Kessler LLP, independent public accountants, heretofore furnished to Lender fairly present the consolidated financial condition of Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

Section 6.6 No Material Adverse Change. Since December 31, 2005, there has been no change in the condition (financial or otherwise) or business prospects of Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse except as set forth on Schedule 6.6.

Section 6.7 Full Disclosure. The statements and information furnished to Lender in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by Lender to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, Lender acknowledging that as to any projections furnished to Lender, Borrower only represents that the same were prepared on the basis of information and estimates Borrower believed to be reasonable.

Section 6.8 Trademarks, Franchises, and Licenses. Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information that are material to the conduct of their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 6.9 Governmental Authority and Licensing. Except as set forth on Schedule 6.9:

(a) Borrower, Subsidiaries or the Schools, as applicable, have received all licenses, permits and approvals of all federal, state and local governmental authorities, including without limitation, all Educational Approvals necessary for each School to conduct its operations and offer its educational programs for the last two complete fiscal years. Without limiting the foregoing, for the last two complete fiscal years and continuing to the present, Borrower, each

Subsidiary or School, as applicable; (i) has been accredited by the Accrediting Bodies; (ii) has been duly licensed and approved to the full extent required by any Educational Agency; (iii) has been eligible for Title IV participation and approved by the DOE for that purpose; and (iv) has been eligible for NY-TAP participation and has been approved by the New York State Higher Education Services Corporation for that purpose.

(b) No proceeding, and to the knowledge of Borrower, any Subsidiary or any School, no investigation, which could reasonably be expected to result in a Significant Regulatory Event or in a finding or disallowance based upon Title IV ineligibility of any School, campus, or program owned or operated by Borrower or any Subsidiary is pending or, to the knowledge of Borrower, any Subsidiary, or any School, threatened, and no ground exists that could reasonably be expected to result in a Significant Regulatory Event or in any such investigation or proceeding.

(c) To the knowledge of Borrower, any Subsidiary or any School, there is no ground for any Educational Agency to deny or delay in issuing any Educational Approval or other form of consent that Borrower or any Subsidiary or School, as applicable, has sought or will seek.

Section 6.10 Good Title. Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Borrower and its Subsidiaries furnished to Lender (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

Section 6.11 Litigation and Other Controversies. Except as set forth on Schedule 6.11, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of Borrower threatened, against Borrower or any Subsidiary or any of their Property which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.12 Taxes. All tax returns required to be filed by Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 6.13 Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 6.14 Affiliate Transactions. Neither Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 6.15 Investment Company. Neither Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16 ERISA. Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 6.17 Compliance with Laws. Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except where non compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing and notwithstanding any limitations contained therein, all of Borrower's and each Subsidiary's operations are in compliance with the federal Truth in Lending Act, 15 U.S.C. § 1601 et seq., and all other consumer credit laws applicable to Borrower, any Subsidiary or any School in connection with the advancing of student loans. Neither Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.18 Other Agreements. Neither Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

Section 6.19 Solvency. Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 6.20 No Broker Fees. No broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and Borrower hereby agrees to indemnify Lender against, and agree that they will hold Lender harmless from,

any claim, demand, or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys' fees) arising in connection with any such claim, demand, or liability.

Section 6.21 *No Default.* Other than the Existing Events of Default, no Default or Event of Default has occurred and is continuing.

Section 6.22 [Intentionally Omitted.]

Section 6.23 [Intentionally Omitted.]

Section 6.24 *Compliance with Educational Laws.* Except as set forth on Schedule 6.24, for the last three complete fiscal years and continuing to the present, Borrower, each Subsidiary or School, as applicable, has been in compliance in all material respects with all applicable Educational Laws. Without limiting the foregoing, except as set forth on Schedule 6.24, for the last two complete fiscal years and continuing to the present: (a) each School has qualified as an "eligible institution," as defined in 34 C.F.R. § 600.2; (b) each School has qualified as a "proprietary institution of higher education" in accordance with 34 C.F.R. § 600.5; (c) each School has derived no more than 90 percent of its revenues from Title IV Program funds as required by and calculated under 34 C.F.R. § 600.5; (d) each School has been in compliance with the applicable limitations set forth in 34 C.F.R. § 600.7; (e) each School has timely reported any shifts in ownership or control, or the addition of new educational programs or locations, in compliance in all material respects with 34 C.F.R. Part 600; (f) none of the Schools or campuses has closed, ceased operating, ceased offering instruction during any time period, or otherwise lost eligibility as defined in 34 C.F.R. § 600.40; (g) each School and each of its educational programs in which students are enrolled who receive Title IV Program funds has been operated in all material respects in compliance with the academic year definition in 34 C.F.R. § 668.2 and the eligible program regulations in 34 C.F.R. § 668.8, 668.9; (h) each School has complied in all material respects with the terms of its program participation agreement and the requirements of 34 C.F.R. § 668.14, including without limitation the prohibition on the payment of commissions, bonuses, or other incentive payments in 34 C.F.R. § 668.14(b)(22); (i) each School has complied in all material respects with the standards of administrative capability set forth 34 C.F.R. § 668.16; (j) each School has complied in all material respects with the return of funds regulations in 34 C.F.R. § 668.22 and 34 C.F.R. § 682.605 (if applicable); (k) each School has timely submitted to the DOE the annual compliance audit required by 34 C.F.R. §668.23(b) and in accordance with instructions issued by the DOE; (l) each School has timely submitted to the DOE the audited financial statements required by 34 C.F.R. §668.23(d); (m) each School has complied in all material respects with the third-party servicer regulations in 34 C.F.R. § 668.25; (n) none of the Schools has been placed by the DOE on a method of Title IV Program funding other than the advance payment method; (o) Borrower, each Subsidiary or School, as applicable, has complied with the applicable factors of financial responsibility set forth in 34 C.F.R. §§ 668.15 and 668.171-175 including with respect to the posting of a letter of credit; (p) each School has complied with the cohort default rate regulations set forth in 34 C.F.R. Part 668, Subpart M; (q) each School has complied with the DOE regulations regarding the calculation and effect of default rates under the Federal Perkins Loan Program; (r) each School has complied in all material respects with the DOE regulations and standards governing the determination of student eligibility for Title IV Program funding and the awarding and disbursing of such funding to its students; (s) Borrower, each Subsidiary and each School have complied with all laws, regulations and standards, the violation of which would terminate or materially impair

Borrower's, any Subsidiary's or any School's eligibility for participation in the NY-TAP student financial assistance programs; (t) Borrower, each Subsidiary and each School have complied with all requirements, regulations, standards and procedures of each Accrediting Body and Educational Agency that issues a license, accreditation, permit, approval or authorization to a School.

Section 6.25 The Purchase Agreement. Except as set forth in Schedule 6.24, neither the execution nor delivery of the Purchase Agreement nor the Transaction consummated on the Closing Date requires any consent, approval, registration, or notification to, any Educational Agency.

SECTION 7 CONDITIONS PRECEDENT.

The obligation of Lender to enter into this Agreement and to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) shall be subject to the following conditions precedent:

Section 7.1 All Credit Events. At the time of each Credit Event hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event excluding as of the Closing Date prior to giving effect to this Agreement, the Existing Events of Default;

(c) in the case of a Borrowing, Lender shall have received the notice required by Section 1.6 hereof; and

(d) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (d) of this Section.

Section 7.2 Conditions to Disallowance Advance of Term Loan. At the time of the Disallowance Advance:

(a) the conditions set forth in Section 7.1 hereof shall be satisfied both as of the date of the request for such Disallowance Advance and as of the date of such Disallowance Advance;

(b) either:

(i) irrevocable standby letter(s) of credit shall have been issued to the DOE or such other Educational Agency which standby letter of credit shall be satisfactory in form and substance to such Educational Agency and to Lender,

(ii) a binding commitment has been issued by a financial institution acceptable to Lender providing for issuance of irrevocable standby letters of credit of no less than $6,700,000 to satisfy anticipated DOE or other Educational Agency letter of credit requirements, which commitment and proposed letter of credit form shall all be in form and substance satisfactory to Lender, or

(iii) Lender shall have received $6,700,000 in cash collateral to secure the issuance by Lender of a DOE Letter of Credit or NY-TAP Letter of Credit;

(c) Borrower shall have provided written confirmation satisfactory to Lender evidencing that the DOE Disallowance or NY Disallowance, as the case may be, is required to be paid and that Borrower has no further rights of appeal with respect to such DOE Disallowance or NY Disallowance or that Borrower, in its commercially reasonable judgment, has waived such appeal rights.

Section 7.3 Amendment and Waiver. Before or concurrently with the date the amendments and waivers contained herein are effective:

(a) Lender shall have received this Agreement duly executed by Borrower and its Subsidiaries, as Guarantors;

(b) Lender shall have received such amendments and reaffirmations of the Collateral Documents and Guarantees as it shall request;

(c) Lender shall have received a certificate from the secretary or assistant secretary of Borrower and each Subsidiary that the copies of Borrower's and each Subsidiary's articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto delivered on the Original Closing Date remain true, correct and complete copies or attaching any amendments or replacements thereto;

(d) Lender shall have received the favorable written opinion(s) of counsel to Borrower and each Subsidiary, in form and substance satisfactory to Lender;

(e) Lender shall have received such documentation, evaluations and/or certifications as it may reasonably require, including without limitation (i) evidence that each School is currently eligible to participate in Title IV Programs and that each School located in the State of New York is eligible to participate in NY-TAP; (ii) evidence that each School is currently licensed in the jurisdiction in which it resides; and (iii) evidence that each School is currently accredited by the appropriate Accrediting Body;

(f) Lender shall have received all copies of any correspondence, reports, memorandums, or evaluations regarding any program review, site visit, compliance audit, evaluation, inquiry, investigation, or other review of Borrower, any Subsidiary or any School related to any Educational Approval, participation in the Title IV Programs, or participation in NY-TAP, including but not limited to all reviews of the DOE, any Accrediting Body or any

Educational Agency that remain open and ongoing as of the date of this Agreement (including, but not limited to (1) the USDOE program review of Interboro, (2) DOE Office of Inspector General audit of TCI, (3) DOE Office of Inspector General Investigation of PSB, (3) to the extent available, the 2003, 2004, 2005, and 2006 USDOE compliance audits for each School (4) the NYSED review of Interboro and TCI, (5) the New York Board of Regents reviews of Interboro and TCI, (6) the Middle States Commission on Higher Education review of TCI, and (7) the Pennsylvania Board of Private Licensed Schools review of PSB);

(g) on the Closing Date, no injunction or temporary restraining order which would prohibit the making of the Loans or the issuance of Letters of Credit, or other litigation which could reasonably be expected to have a Material Adverse Effect, shall be pending or, to the knowledge of Borrower, threatened;

(h) Lender shall have received the financial statements referred to in Section 6.5;

(i) Lender shall have received (i) an amendment fee of $200,000, (ii) all reasonable fees payable incurred by Lender in connection with this Agreement and the transactions contemplated hereby, (ii) all reasonable fees and cost incurred by Lender in connection with the Existing Events of Default, and (iii) all other reasonable costs, fees and expenses of Lender;

(j) the Purchase Agreement and all documents, instruments and agreements executed in connection therewith shall be satisfactory in form and substance to Lender;

(k) the interest rate hedging agreement between Lender and Borrower shall be terminated;

(l) the conditions to closing set forth in the Purchase Agreement shall have been satisfied and the Transaction shall have been consummated; and

(m) Lender shall have received such other agreements, instruments, documents, certificates, and opinions as Lender may reasonably request.

SECTION 8 COVENANTS.

Borrower agrees that, so long as any credit is available to or in use by Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 13.13 hereof:

Section 8.1 Maintenance of Business; Compliance with Education Laws. Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 8.10(c) hereof. Borrower shall, and shall cause each Subsidiary to, preserve and keep in full force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing and notwithstanding any limitation contained therein, Borrower shall, and shall cause each School to, maintain in full force and effect (i) its status as an "eligible institution," as defined in 34 C.F.R. Section 600.2 (and the other sections incorporated therein by reference) (ii) its eligibility to participate in all Title IV Programs and in NY TAP to the extent (if any) that it currently participates therein, (iii) its Accreditations, and (iv) its Educational Approvals. Without limiting the generality of the

foregoing and notwithstanding any limitations contained therein, and Borrower will, and will cause each School to, (x) comply with all of the factors of financial responsibility set forth in 34 C.F.R. Section 668, Subpart L, and (y) maintain all Cohort Default Rates within the standards required under applicable federal regulations to maintain eligibility to participate in all Title IV Programs, including the requirements set forth at 34 C.F.R., Part 668, Subpart M, and (z) maintain material compliance with (A) administrative capability requirements under 34 C.F.R. Section 668.16, (B) Program Participation Agreement requirements under 34 C.F.R. Section 668.14 and (C) eligible program requirements under 34 C.F.R. Section 668.8. Borrower, each Subsidiary, and each School, as applicable, shall comply with all requirements, laws, regulations, mandates, conditions, stipulations, and orders of the New York State Education Department, the New York Board of Regents, and the New York State Higher Education Services Corporation, including but not limited to, all requirements and orders that relate, in any way, to the New York State Education Department review of the School as described in the October 7, 2005, December 2, 2005, December 23, 2005, January 11, 2006, March 13, 2006, and March 14, 2006 letters from the New York State Education Department. Borrower, each Subsidiary, and each School, as applicable, shall comply with all requirements, regulations, mandates, conditions, and orders of the Pennsylvania Board of Private Licensed Schools, the Middle States Commission on Higher Education, and the Accrediting Commission of Career Schools and Colleges of Technology, including but not limited to all requirements and orders that relate, in any way, to the Middle States Commission on Higher Education review, as described in the January 24, 2006 letter from such agency. Borrower shall make all notifications, and obtain all approvals or consents, that are required by any Educational Agency in connection with the Purchase Agreement and Transaction, including but not limited to, any notifications, approvals or consents that may be required in connection with ComVest's acquisition of additional stock or ownership interest in Borrower, any Subsidiary or any of the Schools following the closing date of the Purchase Agreement.

Section 8.2 Maintenance of Properties. Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be preserved and maintained in all material respects, except to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person.

Section 8.3 Taxes and Assessments. Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 8.4 Insurance. Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers' and public liability risks) with

good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Borrower shall in any event maintain, and cause each Subsidiary to maintain, insurance on the Collateral to the extent required by the Collateral Documents. Borrower shall, upon the request of Lender, furnish to Lender a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

Section 8.5 *Financial Reports.* Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to Lender and its duly authorized representatives such information respecting the business and financial condition of Borrower and each Subsidiary as Lender may reasonably request; and without any request, shall furnish to Lender:

(a) as soon as available, and in any event within 30 days after the last day of each calendar month thereafter (excluding any month which is also the end of a fiscal quarter, which, in either case, shall be due within 45 days after the last day of each such month), a copy of the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the last day of such month and the consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for the month and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year and a comparison to budget, prepared by Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer or another officer of Borrower acceptable to Lender;

(b) as soon as available, and in any event within 90 days after the last day of each fiscal year of Borrower, a copy of the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year and a comparison to budget, accompanied in the case of the consolidated financial statements by an unqualified opinion of Goldstein Golub Kessler LLP or another firm of independent public accountants of recognized national standing, selected by Borrower and reasonably satisfactory to Lender, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

(d) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Borrower's or any Subsidiary's operations and financial affairs given to it by its independent public accountants;

(e) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

(f) promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Borrower or any Subsidiary, or its business;

(g) contemporaneously with submission to the DOE, a copy of each School's compliance audit and audited financial statements submitted to the DOE pursuant to 34 C.F.R. Section 668.23, and within fifteen (15) Business Days of submission to NY-TAP, all reports or other submissions to NY-TAP;

(h) contemporaneously with submission to any Accrediting Body, a copy of each School's annual report submitted to such Accrediting Body;

(i) as soon as available, and in any event prior to the end of each fiscal year of Borrower, a copy of Borrower's consolidated and consolidating budget for the following fiscal year, such budget to show Borrower's projected consolidated and consolidating revenues, expenses and balance sheet on a month-by-month basis, such budget to be in reasonable detail prepared by Borrower and in form satisfactory to Lender (which shall include a summary of all assumptions made in preparing such budget);

(j) notice of any Change of Control;

(k) promptly after receipt or knowledge thereof shall have come to the attention of Borrower, any Subsidiary or any School (but in no event later than 48 hours after such receipt or knowledge), written notice of (i) any threatened or pending litigation, governmental proceeding, inquiry or investigation or labor controversy against Borrower or any Subsidiary, (ii) the occurrence of any Default or Event of Default hereunder, (iii) any notice from an Accrediting Body or Educational Agency that a School is subject to Probation, may be subject to Probation, orders a School to Show Cause why its Accreditation or Educational Approval should not be revoked, or which states that the continued Accreditation or Educational Approval of the School is at risk of being revoked, withdrawn, denied, terminated, or limited in any respect (iv) any change in any of the information provided in the eligibility application, to the extent required under 34 C.F.R. Section 600.21, of Borrower or any of its Subsidiaries or any of their Schools, (v) any change to occur in state or federal laws, rules or governmental regulations or budgetary allocations or educational loan policies which could reasonably be expected to be a Significant Regulatory Event or have a Material Adverse Effect, (vi) any pending or threatened investigation, visit, audit, inquiry or proceeding to or against Borrower, any of its Subsidiaries or

any of their Schools by the DOE, any Educational Agency or Accrediting Body, (vii) the imposition by the DOE of a requirement that Borrower or any of its Subsidiaries or any of their Schools post or procure or obtain the issuance of a Title IV Letter of Credit in order to establish the continued eligibility of any such entity to participate in Title IV Programs, or (viii) the occurrence of any other event which could result in Borrower, any Subsidiary or any School losing (1) its status as an "eligible institution," as defined in 34 C.F.R. Section 600.2 (and the other sections incorporated therein by reference) or its eligibility to participate in all Title IV Programs or NY-TAP in which and to the extent that it currently participates, (2) any Accreditation, or (3) any Educational Approval;

(l) with each of the financial statements furnished to Lender pursuant to subsections (a) (for those months which are the last month of a fiscal quarter only) and (b) above, a written certificate in the form attached hereto as Exhibit E signed by the chief financial officer of Borrower or another officer of Borrower acceptable to Lender to the effect that to the best of such officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower or any Subsidiary to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.21 hereof and all financial ratios to be required reported to the DOE, together with supporting detail;

(m) promptly after receipt or knowledge thereof shall have come to the attention of Borrower or any Subsidiary (but in no event later than 48 hours after such receipt of knowledge), (a) all correspondence to or from the New York State Education Department, the New York Board of Regents, or the New York State Higher Education Services Corporation, including but not limited, to all reports, filings, responses or submissions to or from such entities, (b) all correspondence to or from the U.S. Department of Education concerning any program review, compliance audit, or other pending review, (c) all correspondence to or from the Middle States Commission on Higher Education regarding the review of TCI following the change of ownership and as set forth in the January 24, 2006 letter from such agency, (d) all correspondence to or from the Pennsylvania Board of Private Licensed Schools regarding the pending review of the PSB, and (e) all correspondence to or from any Educational Agency or Accrediting Body that pertains to (1) any approval of the change in ownership for TCI by any Educational Agency or Accrediting Body (2) any potential or actual change of in the status of an Accreditation or Educational Approval, including any substantive change request, and (3) any approval of programs offered by any of the Schools, (4) any inquiry from an Educational Agency or Accrediting Body regarding the financial condition of Borrower, any Subsidiary or any School, (5) any inquiry from an Educational Agency or Accrediting Body that relates in any way to, or was initiated as a result of, the review of Interboro by the New York State Education Department;

(n) on the last day of each month, a report and supporting documentation regarding the status of the ongoing reviews being conducted by the USDOE, any Accrediting Body, or any Educational Agency of Borrower, any Subsidiary or any School;

(o) promptly upon receipt thereof, any material notice or communication from or to ComVest under the Purchase Agreement or any document, instrument or agreement entered into in connection with the Purchase Agreement;

(p) prompt notice of any further agreement with ComVest or exercise by ComVest of any right to purchase any additional stock or acquire any additional ownership interest in Borrower, any Subsidiary or any School that would require prior notification, approval, or consent of any Educational Agency and, promptly upon receipt or submission thereof, copies of any such notification, approval or consent; and

(q) quarterly, telephone conferences with Lender and its advisors regarding the status of the reviews discussed in subsection (n) above, provided that, the Lender or its advisors shall have the ability to contact Borrower at any time to discuss the status of any Educational Approval or Accreditation, including reviews or any subsequent reviews commenced by the USDOE, an Accrediting Body, or any Educational Agency.

Section 8.6 Inspection. Borrower shall, and shall cause each Subsidiary to, permit Lender and its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Lender the finances and affairs of Borrower and its Subsidiaries) at such reasonable times and intervals as Lender may designate and, so long as no Event of Default exists, with reasonable prior notice to Borrower, *provided, however*, that Lender shall not be permitted to inspect records relating to student admissions, financial aid, academic performance, or other student records to the extent that any such inspection would be prohibited by the Family Education Rights and Privacy Act, 20 U.S.C.§1232g; 34 C.F.R. Part 99.

Section 8.7 Borrowings and Guaranties. Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; *provided, however,* that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability of Borrower and its Subsidiaries owing to Lender (and its Affiliates);

(b) purchase money indebtedness and Capitalized Lease Obligations of Borrower and its Subsidiaries in an amount not to exceed $1,750,000 in the aggregate at any one time outstanding;

(c) obligations of Borrower arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in the ordinary course of business;

(d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(e) intercompany advances from time to time owing by any Subsidiary to Borrower or another Subsidiary or by Borrower to a Subsidiary in the ordinary course of business;

(f) the Indebtedness of Borrower incurred under the Purchase Agreement and guarantees by each Subsidiary of Borrower of such Indebtedness; and

(g) unsecured indebtedness of Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $250,000 in the aggregate at any one time outstanding.

Section 8.8 *Liens*. Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; *provided, however*, that the foregoing shall not apply to nor operate to prevent:

(a) Liens securing the Indebtedness incurred under the Purchase Agreement, provided such Liens are subordinate to the Liens in favor of Lender under and in accordance with the Intercreditor Agreement;

(b) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(c) mechanics', workmen's, materialmen's, landlords', carriers' or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(d) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(g) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $100,000 at any one time outstanding;

(e) Liens on equipment of Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(f) any interest or title of a lessor under any operating lease;

(g) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary; and

(h) Liens granted in favor of Lender pursuant to the Collateral Documents.

Section 8.9 Investments, Acquisitions, Loans and Advances. Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; *provided, however,* that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody's and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in certificates of deposit issued by Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) Borrower's investments from time to time in its Subsidiaries and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g) intercompany advances made from time to time by Borrower or a Subsidiary to another Subsidiary or by a Subsidiary to Borrower in the ordinary course of business;

(h) transactions specifically permitted by the provisions of Section 8.10(c) or 8.21; and

(i) other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $100,000 in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid. Notwithstanding any other term or provision hereof, in no event shall Borrower, nor shall Borrower permit any Subsidiary to, make any loan or advance to or investment in, or transfer any Property to, or guaranty or otherwise support any obligation for the benefit of, or otherwise enter into any transaction with any Inactive Subsidiary, other than causing any Inactive Subsidiary to be dissolved or liquidated under the law of its jurisdiction of organization.

Section 8.10 Mergers, Consolidations and Sales. Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; *provided, however,* that so long as no Event of Default exists (except as otherwise permitted by the Security Agreement) this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of Borrower and its Subsidiaries to one another in the ordinary course of its business;

(c) the merger of any Subsidiary with and into Borrower or any other Subsidiary, provided that, in the case of any merger involving Borrower, Borrower is the corporation surviving the merger;

(d) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);

(e) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

(f) the sale, transfer, lease or other disposition of Property of Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for Borrower and its Subsidiaries not more than $75,000 during any fiscal year of Borrower; and

(g) the dissolution or liquidation of any or all of the Inactive Subsidiaries.

Section 8.11 Maintenance of Subsidiaries; Restrictions on Inactive Subsidiaries.

(a) Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; *provided, however,* that the foregoing shall not operate to prevent (i) Liens on the capital stock or other equity interests of Subsidiaries granted to Lender pursuant to the Collateral Documents, (ii) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as

a director of such Subsidiary, and (iii) any transaction permitted by Sections 8.10(c) and 8.10(g) above.

(b) Borrower shall not permit any Inactive Subsidiary to hereinafter (i) engage in any trade or business other than the liquidation or dissolution of such Inactive Subsidiary or (ii) have total assets with a market value in excess of $10,000.

Section 8.12 Dividends and Certain Other Restricted Payments. Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same; *provided, however,* that the foregoing shall not operate to prevent the making of dividends or distributions by any Subsidiary to Borrower or payment of dividends in stock.

Section 8.13 ERISA. Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Borrower shall, and shall cause each Subsidiary to, promptly notify Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

Section 8.14 Compliance with Laws.

(a) Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations. Without limiting the generality of the foregoing and notwithstanding any limitations contained therein, Borrower and each Subsidiary shall and shall cause each School to materially comply with the Truth-in-Lending Act, 15 U.S.C. § 1601 *et seq.,* all regulations promulgated thereunder, and all other consumer credit laws applicable to Borrower, each Subsidiary and each School in connection with the advancing of student loans.

(b) Without limiting the agreements set forth in Section 8.14(a) above, Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility

as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in *de minimus* amounts; (vii) within 10 Business Days notify Lender in writing of and provide any reasonably requested documents upon learning of any of the following in connection with Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting Borrower's or any Subsidiary's interest therein; (x) promptly provide or otherwise make available to Lender any reasonably requested environmental record concerning the Premises which Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

Section 8.15 Burdensome Contracts With Affiliates. Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 8.16 No Changes in Fiscal Year. The fiscal year of Borrower and its Subsidiaries ends on December 31 of each year; and Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 8.17 Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, Borrower shall provide Lender notice thereof and timely comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary). Borrower shall not have any Foreign Subsidiaries. The provisions of this Section shall not be understood to permit Borrower or any Subsidiary to acquire all or any substantial part of the assets of any other Person or division thereof.

Section 8.18 Change in the Nature of Business. Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.

Section 8.19 Use of Proceeds. Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.

Section 8.20 No Restrictions. Except as provided herein, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary's capital stock or other equity interests owned by Borrower or any other Subsidiary, (b) pay any indebtedness owed to Borrower or any other Subsidiary, (c) make loans or advances to Borrower or any other Subsidiary, (d) transfer any of its Property to Borrower or any other Subsidiary or (e) guarantee the Obligations and/or grant Liens on its assets to Lender as required by the Loan Documents.

Section 8.21 Financial Covenants.

(a) *Net Worth.* As of the last day of each fiscal quarter of Borrower commencing with the fiscal quarter ending June 30, 2007, the net worth of Borrower and its Subsidiaries shall be no less than the net worth as of the end of the immediately preceding fiscal year, provided however that failure to comply with this Section 8.21(a) shall not constitute an Event of Default if within 30 days of the earlier of (i) notice from Lender of such Default or (ii) Borrower becoming aware of such Default, Borrower receives a cash equity investment equal to the amount the required net worth exceeded the net worth as of the end of such fiscal quarter.

(b) *Minimum Financial Responsibility Composite Score.* As of the last day of each fiscal year of Borrower, Borrower shall not permit the Financial Responsibility Composite Score to be less than 1.0.

(c) *Cohort Default Rate.* Borrower shall not, nor shall it permit any Subsidiary or any School to, maintain or permit to exist a Cohort Default Rate exceeding 20% at any time.

(d) *Capital Expenditures.* Borrower shall not permit Capital Expenditures (other than Capital Expenditures financed by Growth Equity Cap Ex Investments) of Borrower and its Subsidiaries on a consolidated basis to exceed for any fiscal quarter to exceed $200,000. If Borrower and its Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any fiscal quarter, Borrower may carry forward to the immediately succeeding fiscal quarter only, 50% of such unutilized amount (with Capital Expenditures made by Borrower in such succeeding fiscal quarter applied last to such unutilized amount).

Section 8.22 Payments to Junior Creditor. Excluding payments made on the Closing Date from the proceeds of the Notes, Borrower shall not make any cash payment on the notes issued under the Purchase Agreement or any other Indebtedness to any Junior Creditor (as such term is defined in the Intercreditor Agreement) prior to June 30, 2008. On or after June 30, 2008, Borrower shall be permitted to make regularly scheduled cash payments of interest to Junior Creditor provided prior to and after giving effect to any such payment all of the following conditions are satisfied:

(a) The ratio of EBITDA of Borrower and its Subsidiaries for the immediately preceding 12 month period to cash interest expense for the immediately following 12 month period (assuming applicable interest rates do not change from those rates then in effect, except to the extent specifically provided in the agreements applicable to any subject indebtedness or obligations) shall not be less than 2.5:1.0;

(b) The ratio of Total Funded Debt (excluding any Revolving Loans and Letters of Credit) to EBITDA shall not be greater than 3.5:1.0; and

(c) The ratio of (i) the sum of cash and cash equivalents plus the lesser of (1) the Revolving Credit Commitment or (2) the Borrowing Base to (ii) Total Current Liabilities shall not be less than 1.4:1.0.

Notwithstanding the failure satisfy the foregoing conditions at the time of any cash interest payment, Borrower may nonetheless pay such interest through the issuance of additional notes on substantially the same terms as the notes issued under the Purchase Agreement on the Closing Date.

Section 8.23 Federal Funds Accounts. All Title IV, HEA Program Funds received by Borrower or any Subsidiary shall be (i) immediately deposited into a Federal Funds Account upon receipt by Borrower or any Subsidiary and (ii) disbursed to students or parents, or returned to the Secretary of the DOE in accordance with 34 C.F.R. Section 668.166 or any successor regulation. No funds other than Title IV, HEA Program Funds may be deposited into any Federal Funds Account. At the request of Lender, Borrower will arrange to have copies of all bank statements for Federal Funds Accounts sent directly to Lender and will provide to Lender access to any independent accountant's review of such accounts and other records reasonably necessary to determine compliance with this provision.

SECTION 9 EVENTS OF DEFAULT AND REMEDIES.

Section 9.1 Events of Default. Any one or more of the following shall constitute an *"Event of Default"* hereunder:

(a) default in the payment when due of all or any part of the principal of any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation or default for a period of 5 Business Days in the payment when due of any interest on any Note or any fee or other Obligation payable hereunder or under any other Loan Document;

(b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.14, 8.16, 8.19, 8.20, 8.21, 8.22 or 8.23 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any executive officer of Borrower or (ii) written notice thereof is given to Borrower by Lender;

(d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to Lender pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves misleading or untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan

Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of Lender in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by Borrower or any Subsidiary aggregating in excess of $100,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $100,000 (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(h) (v) Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $300,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or (w) notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $300,000 (collectively, a *"Material Plan"*) shall be filed under Title IV of ERISA by Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing, *provided* that, in the case of any event described in the foregoing clauses (v) and (w), no Event of Default shall exist so long as (1) any amount exceeding $300,000 described in such clauses which has not been paid, cured or defeased by Borrower or its Subsidiaries is fully covered by an indemnity from the Sellers (as defined in the Stock Purchase Agreement) under the Stock Purchase Agreement (which indemnity is fully supported by cash escrowed funds held by a third-party escrow agent), or by the TCI Representation and Warranty Insurance, (2) Borrower or such Subsidiary is diligently working to make and collect its indemnity claim under the Stock Purchase Agreement and/or its claim on the TCI Representation and Warranty Insurance and (3) the Sellers have not objected to, and the insurer has not denied coverage with respect to, any such claim made by Borrower or any Subsidiary; or (x) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or (y) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof;

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;

(l) the DOE shall have, pursuant to Subpart G of 34 C.F.R., Part 668, regarding the eligibility of Borrower, any Subsidiary or any School to participate in Title IV Programs, notified Borrower, any Subsidiary or such School, as the case may be, of (i) its intention or decision to suspend or terminate a School's eligibility for Title IV Program funding (including, but not limited to, any notice of an emergency action); (ii) its intention or decision to materially limit Title IV Program funding (iii) any imposition of Cash Reimbursement or Heightened Cash Monitoring Level II procedures (as defined by the DOE) with respect to Borrower, any Subsidiary or any;

(m) any of the following shall have occurred: (i) any Significant Regulatory Event; (ii) the issuance of a notice of intent, or decision, by an Educational Agency to suspend, terminate, withdraw, materially limit or not renew an Educational Approval of the School; or (iii) the issuance by any Educational Agency of an order placing a School on probation or ordering a School to show cause why its accreditation should not be revoked;

(n) the New York State Higher Education Services Corporation or any other New York state agency shall have notified Borrower, any Subsidiary or any School, as the case may be, of its intent or decision to suspend, terminate or restrict Borrower, any Subsidiary or any Schools ability to participate in the NY-TAP; or

(o) the occurrence of any event having a Material Adverse Effect.

Section 9.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 9.1 hereof has occurred and is continuing, Lender may, by written notice to Borrower: (a) terminate the remaining Commitments and all other obligations of Lender hereunder on the date stated in such notice (which may be the date thereof); (b) declare the principal of and the accrued interest on all outstanding Notes to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other

amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) demand that Borrower immediately pay to Lender the full amount then available for drawing under each or any Letter of Credit, and Borrower agrees to immediately make such payment and acknowledges and agrees that Lender would not have an adequate remedy at law for failure by Borrower to honor any such demand and that Lender, shall have the right to require Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit.

Section 9.3 *Bankruptcy Defaults*. When any Event of Default described in subsections (j) or (k) of Section 9.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of Lender to extend further credit pursuant to any of the terms hereof shall immediately terminate and Borrower shall immediately pay to Lender the full amount then available for drawing under all outstanding Letters of Credit, Borrower acknowledging and agreeing that Lender would not have an adequate remedy at law for failure by Borrower to honor any such demand and that Lender shall have the right to require Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 9.4 *Collateral for Undrawn Letters of Credit.*

(a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.9(b) or under Section 9.2 or 9.3 above, Borrower shall forthwith pay the amount required to be so prepaid, to be held by Lender as provided in subsection (b) below.

(b) All amounts prepaid pursuant to subsection (a) above shall be held by Lender in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the *"Collateral Account"*) as security for, and for application by Lender (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by Lender, and to the payment of the unpaid balance of any other Obligations. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of Lender. If and when requested by Borrower, Lender shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, *provided* that Lender is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from Borrower to Lender; *provided, however,* that if (i) if Borrower shall have made payment of all such obligations referred to in subsection (a) above and (ii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then Lender shall release to Borrower any remaining amounts held in the Collateral Account.

Section 9.5 [Intentionally Omitted.]

Section 9.6 *Expenses*. Borrower agrees to pay to Lender, and any other holder of any Note outstanding hereunder, all costs and expenses reasonably incurred or paid by Lender or any such holder, including reasonable attorneys' fees and court costs and fees and costs of accountants or auditors retained by Lender, in connection with any examinations, investigations or due diligence conducted pursuant to Section 8.5 or any other provision of this Agreement, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Borrower or any Subsidiary as a debtor thereunder).

Section 9.7 *Waiver of Existing Events of Default; Consent to Transaction.*

(a) Certain Events of Defaults set forth in Section 9.1 of the Amended Credit Agreement have occurred and are continuing as more specifically set forth in Schedule 9.7 hereto (collectively, the *"Existing Events of Default"*). Borrower represents and warrants to Lender that there are no other Defaults or Events of Default other than the Existing Events of Default. Subject to the satisfaction of the conditions precedent set forth in Section 7 of this Agreement, Lender waives all Existing Events of Default occurring prior to the date hereof and its right to hereafter exercise any of the remedies available to Lender under the Amended Credit Agreement as a result of the Existing Events of Default. Nothing contained herein shall be construed to constitute (i) a waiver of any now existing or hereafter arising Events of Default or Defaults other than the Existing Events of Default, or (ii) a waiver of any of the rights and remedies of Lender under this Agreement or the Loan Documents with respect to any Defaults or Events of Default now existing or hereafter occurring other than the Existing Events of Default. Furthermore, nothing contained herein shall be construed to relieve Borrower from its obligations from and after the date hereof to comply with all of the covenants and conditions contained in this Agreement and the Loan Documents, and Borrower acknowledges that its continued failure to comply with such covenants, as herein amended, shall constitute Events of Default under this Agreement and Lender shall be entitled to exercise all of its rights and remedies as a result thereof.

(b) Subject to satisfaction of the terms and conditions set forth in Section 7.3 hereof, Lender hereby consents to the execution and delivery of the Purchase Agreement and all documents agreements and instruments executed in connection therewith and the consummation of the Transactions. Except as expressly set forth above, Lender does not hereby consent to the incurrence of Indebtedness, creation of Liens or any other transaction expressly prohibited hereunder.

SECTION 10 CHANGE IN CIRCUMSTANCES.

Section 10.1 *Change of Law*. Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for Lender to continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, Lender shall promptly give notice thereof to Borrower and Lender's obligations to maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for Lender to maintain Eurodollar Loans. Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to Lender under this Agreement; *provided, however,* subject to all of the terms and conditions of this Agreement,

Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from Lender by means of Base Rate Loans from Lender.

Section 10.2 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans Lender determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, then Lender shall forthwith give notice thereof to the Borrower, whereupon until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of Lender to make Eurodollar Loans shall be suspended.

Section 10.3 Increased Cost and Reduced Return.

(a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject Lender to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to Lender of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans, or issue a Letter of Credit (except for changes in the rate of tax on the overall net income of Lender imposed by the jurisdiction in which Lender's principal executive office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, Lender or shall impose on Lender or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans, or to issue a Letter of Credit;

and the result of any of the foregoing is to increase the cost to Lender of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by Lender to be material, then, within 15 days after demand by Lender, Borrower shall be obligated to pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction.

(b) If, after the date hereof, Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within 15 days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction.

(c) A certificate of Lender claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined and absent manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

(d) Notwithstanding anything in this Agreement to the contrary, Lender shall not be entitled to compensation under this Section 10.3 for any loss or cost incurred or accruing more than 90 days prior to the date upon which it gives notice to Borrower demanding compensation for the same, except to the extent that the event giving rise to such demand for compensation was retroactively effective, in which case such 90 day period shall be extended to include the period of retroactive effectiveness of such event.

Section 10.4 [Intentionally Omitted.]

Section 10.5 Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan's Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 11 [INTENTIONALLY OMITTED.]

SECTION 12 THE GUARANTEES.

Section 12.1 The Guarantees. To induce Lender to enter into this Agreement, waive the Existing Events of Default and consent to the Transaction and in consideration of benefits expected to accrue to Borrower by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Subsidiary formed or acquired after the Closing Date executing an Additional Guarantor Supplement in form acceptable to Lender) hereby unconditionally and irrevocably guarantees jointly and severally to Lender and its Affiliates, the due and punctual payment when due (whether at stated maturity, by acceleration, or otherwise) of all present and future Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, including, but not limited

to, the due and punctual payment when due (whether at stated maturity, by acceleration, or otherwise) of principal of and interest on the Notes, the Reimbursement Obligations, and the due and punctual payment when due (whether at stated maturity, by acceleration, or otherwise) of all other Obligations now or hereafter owed by Borrower under the Loan Documents and the due and punctual payment when due (whether at stated maturity, by acceleration, or otherwise) of all Hedging Liability and Funds Transfer and Deposit Account Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including interest which, but for the filing of a petition in bankruptcy, would otherwise accrue on any such indebtedness, obligation, or liability). In case of failure by Borrower or other obligor punctually to pay when due (whether at stated maturity, by acceleration, or otherwise) any Obligations, Hedging Liability, or Funds Transfer and Deposit Account Liability guaranteed hereby, each Guarantor hereby unconditionally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by Borrower or such obligor.

Section 12.2 Guarantee Unconditional. The obligations of each Guarantor under this Section 12 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of Borrower or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability;

(c) any change in the corporate existence, structure, or ownership of, or any insolvency, bankruptcy, reorganization, or other similar proceeding affecting, Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of Borrower or other obligor or of any other guarantor contained in any Loan Document;

(d) the existence of any claim, set-off, or other rights which Borrower or other obligor or any other guarantor may have at any time against Lender, or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against Borrower or other obligor, any other guarantor, or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of Borrower or other obligor, regardless of what obligations of Borrower or other obligor remain unpaid;

(g) any invalidity or unenforceability relating to or against Borrower or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability or any

provision of applicable law or regulation purporting to prohibit the payment by Borrower or other obligor or any other guarantor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability; or

(h) any other act or omission to act or delay of any kind by Lender, or any other Person or any other circumstance whatsoever (other than the full and indefeasible payment of the obligations guaranteed hereunder) that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 12.

Section 12.3 Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor's obligations under this Section 12 shall remain in full force and effect until the Commitments are terminated, all Letters of Credit have expired, and the principal of and interest on the Notes and all other amounts payable by Borrower and the Guarantors under this Agreement and all other Loan Documents and, if then outstanding and unpaid, all Hedging Liability and Funds Transfer and Deposit Account Liability shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by Borrower or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or other obligor or of any guarantor, or otherwise, each Guarantor's obligations under this Section 12 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 12.4 Subrogation. Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability shall have been paid in full subsequent to the termination of all the Commitments and expiration of all Letters of Credit. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (x) the payment in full of the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability and all other amounts payable by Borrower hereunder and the other Loan Documents and (y) the termination of the Commitments and expiration of all Letters of Credit, such amount shall be held in trust for the benefit of Lender (and its Affiliates) and shall forthwith be paid to Lender or be credited and applied upon the Obligations, Hedging Liability, and Funds Transfer and Deposit Account Liability, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 12.5 Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by Lender or any other Person against Borrower or other obligor, another guarantor, or any other Person.

Section 12.6 Limit on Recovery. Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 12 shall not exceed $1.00 less than the lowest amount which would render such Guarantor's obligations under this Section 12 void or voidable under applicable law, including, without limitation, fraudulent conveyance law.

Section 12.7 Stay of Acceleration. If acceleration of the time for payment of any amount payable by Borrower or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, is stayed upon the insolvency, bankruptcy or reorganization of Borrower or such obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Funds Transfer and Deposit Account Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by Lender.

Section 12.8 Benefit to Guarantors. Borrower and the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder.

Section 12.9 Guarantor Covenants. Each Guarantor shall take such action as Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 13 MISCELLANEOUS.

Section 13.1 Withholding Taxes. Except as otherwise required by law, each payment by Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient and franchise taxes) imposed by or within the jurisdiction in which Borrower or such Guarantor is domiciled, any jurisdiction from which Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Lender free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which Lender would have received had such withholding not been made. If Lender pays any amount in respect of any such taxes, penalties or interest, Borrower or such Guarantor shall reimburse Lender for that payment on demand in the currency in which such payment was made. If Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to Lender on or before the thirtieth day after payment.

Section 13.2 No Waiver, Cumulative Remedies. No delay or failure on the part of Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of Lender and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 13.3 Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of

any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 13.4 Documentary Taxes. Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 13.5 Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 13.6 Survival of Indemnities. All indemnities and other provisions relative to reimbursement to Lender of amounts sufficient to protect the yield of Lender with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12 and 10.3 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 13.7 [Intentionally Omitted.]

Section 13.8 Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to Lender and Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to Lender shall be addressed to its address(es) or telecopier numbers set forth on the signature pages hereof, and to Borrower or any Guarantor to:

EVCI Career Colleges Holding Corp.
1 Van Der Donck Street
Yonkers, New York 10701
Attention: Dr. John J. McGrath, CEO and President and
Joseph D. Alperin, General Counsel
Telephone: (914) 623-0700
Telecopy: (914) 964-8222

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or on the signature pages hereof and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other

means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

Section 13.9 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.10 Successors and Assigns. This Agreement shall be binding upon Borrower and the Guarantors and their successors and assigns, and shall inure to the benefit of Lender and the benefit of its successors and assigns, including any subsequent holder of any of the Obligations. Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of Lender.

Section 13.11 Participants. Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section. Any agreement pursuant to which such participation is granted shall provide that Lender shall retain the sole right and responsibility to enforce the obligations of Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.12 and Section 10.3 hereof, *provided*, that no participant shall be entitled to receive any greater amount pursuant to any such Section than Lender would have been entitled to receive, in respect of the amount of the participation transferred by Lender to such participant, had no such transfer occurred. Borrower authorizes Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to Borrower or any Subsidiary, *provided* that each participant and prospective participant agrees to abide by the provisions contained in Section 13.25 hereof.

Section 13.12 Assignments.

(a) Lender may without the consent of Borrower assign to any Person all or a portion of its interest, rights and obligations under this Agreement and the other Loan Documents, *provided however* that any assignee of Lender may not assign its interest, rights and obligations hereunder without the express written consent of Harris N.A. The parties to each such assignment shall execute and deliver to Borrower, an Assignment and Acceptance Agreement (in substantially the form of Exhibit G attached hereto), together with any Note subject to such assignment. At such time as is designated in the Assignment and Acceptance Agreement (or if no time is so designated, then as of the date of such agreement) (A) the assignee thereunder shall be a party hereto, and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of Lender hereunder and under the other Loan Documents and (B) Lender shall, to the extent provided in such Assignment and Acceptance Agreement, be released from its obligations under this Agreement and other Loan Documents. Borrower authorizes Lender to disclose to any assignee or prospective assignee under this Section any

financial or other information pertaining to Borrower or any Subsidiary, *provided* that each participant and prospective participant agrees to abide by the provisions contained in Section 13.25 hereof.

(b) Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; *provided* that no such pledge or grant of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or secured party for Lender as a party hereto; *provided further, however,* the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

(c) To the extent that an assignment of all or any portion of Lender's Commitments or Notes pursuant to this Section 13.12 would, at the time of such assignment, result in increased costs under Sections 10.3 and 13.1 from those being charged by the respective assigning Lender prior to such assignment, then Borrower shall not be obligated to pay such increased costs, and the assignee shall not be entitled to receive any greater amount pursuant to such Sections than Lender would have been entitled to receive with respect to the interests, rights and obligations transferred by Lender to the assignee had such assignment not occurred.

(d) Notwithstanding any other provisions of this 13.12, no transfer or assignment of the interests or obligations of Lender hereunder or any grant of any participation therein shall be permitted if such transfer, assignment or grant would require Borrower to file a registration statement with the Securities and Exchange Commission or to qualify the Loans under the "Blue Sky" law of any State.

Section 13.13 Amendments. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Lender except that no amendment to Section 12 hereof shall be made without the consent of the Guarantor(s) affected thereby.

Section 13.14 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 13.15 Costs and Expenses; Indemnification.

(a) Borrower agrees to pay all costs and expenses of Lender in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to Lender, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by Lender , including, without limitation, the reasonable fees and disbursements of counsel to Lender and auditors or accountants retained by Lender, in connection with regulatory due diligence, financial due diligence, collateral audits, environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches. Borrower further agrees to indemnify Lender, and its directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties,

judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. Borrower, upon demand by Lender at any time, shall reimburse Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of Borrower under this Section shall survive the termination of this Agreement.

(b) Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, Lender for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of Lender, its directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

Section 13.16 Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Lender and each subsequent holder of any Obligation is hereby authorized by Borrower and each Guarantor at any time or from time to time, without notice to Borrower or such Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by Lender or that subsequent holder to or for the credit or the account of Borrower or such Guarantor, whether or not matured, against and on account of the Obligations of Borrower or such Guarantor to Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest

on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 13.17 Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 13.18 Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

Section 13.19 Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 13.20 Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (*"Excess Interest"*). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that Lender may have received hereunder shall, at the option of Lender, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the *"Maximum Rate"*), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither Borrower nor any guarantor or endorser shall have any action against Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower's Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on Borrower's Obligations shall remain at the Maximum Rate until Lender has received the amount of interest which Lender would have received during such period on Borrower's Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 13.21 Construction. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as Borrower has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY COLLATERAL DOCUMENT, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE COLLATERAL DOCUMENTS.

Section 13.22 [Intentionally Omitted.]

Section 13.23 Submission to Jurisdiction; Waiver of Jury Trial. Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. BORROWER, THE GUARANTORS, AND LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 13.24 USA Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the *"Act"*), it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 13.25 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its, and its Affiliates', directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower or any Subsidiary and its obligations, (g) with the prior written consent of Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Lender on a non-confidential basis from a source other than Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish

information about the syndicated loan market, *provided* that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). In the case of any disclosure pursuant to clause (c), above, the party making such disclosure shall, unless it is legally prohibited from doing so, promptly notify Borrower so that Borrower may seek a protective order. The provisions of this Section 13.25 shall remain operative and in full force and effect following the termination of this Agreement with respect to Information disclosed prior to such termination.

For purposes of this Section, *"Information"* means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries.

Section 13.26 Release. Borrower and each Guarantor hereby acknowledges and confirms that it does not possess (and hereby forever waives, releases and holds harmless Lender and its former, current and future parents, subsidiaries, affiliates, directors, officers, employees, attorneys and other representatives and each of their respective successors and assigns (collectively, the *"Lender Parties"*) from and against, and agrees not to allege or pursue) any claim, cause of action, demand, defense, and other right of action whatsoever, in law or equity which it and its respective successors or assigns have or may have against the Lender Parties, or any of them, prior to or as of the Closing Date by reason of any cause or matter of any kind or nature whatsoever, including, but not limited to, any cause or matter arising from, relating to, or connected with, in any manner the Original Credit Agreement, the Amended Credit Agreement, any of the Loan Documents, any related document, instrument or agreement or this Agreement (including, without limitation, any payment, performance, validity or enforceability of any or all of the indebtedness, covenants, agreements, rights, remedies, obligations and liabilities under the Original Credit Agreement, the Amended Credit Agreement, any of the Loan Documents, any related document, instrument or agreement or this Agreement) or any transactions relating to any of the foregoing, or any or all actions, courses of conduct or other matters in any manner whatsoever relating to or otherwise connected with any of the foregoing.

Section 13.27 Reaffirmation. Borrower and each Guarantor hereby reaffirms, confirms, ratifies and agrees to be bound by each of its covenants, agreements and obligations under the Amended Credit Agreement, as amended as of the date hereof, and each other Loan Document previously executed and delivered by it, or executed and delivered in accordance with this Agreement. Each reference in the Credit Agreement to "this Agreement" or "the Credit Agreement" shall be deemed to refer to the Amended Credit Agreement as amended and restated by this Agreement.

[Signature Pages to Follow]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

"BORROWER"

EVCI CAREER COLLEGES HOLDING CORP.

By ______________________
Name Dr. John J. McGrath
Title CEO & President

"GUARANTORS"

INTERBORO INSTITUTE, INC.

By ______________________
Name Dr. John J. McGrath
Title CEO

INTERBORO HOLDING, INC.

By ______________________
Name Dr. John J. McGrath
Title President

PENNSYLVANIA SCHOOL OF BUSINESS, INC.

By ______________________
Name Dr. John J. McGrath
Title CEO & President

TECHNICAL CAREER INSTITUTES, INC.

By ______________________
Name Dr. John J. McGrath
Title Co-Chairman

"LENDER"

HARRIS N.A.

By [signature]

Name Thomas E. McGraw

Title Vice President

Address:
Harris N.A.
115 South LaSalle Street
Suite 11-W
Chicago, Illinois 60603
Attention: Carole Rosa-Flisnik

With a copy to:
Harris N.A.
700 Louisiana Street
Suite 4400
Houston, Texas 77002
Attention: Thomas E. McGraw / Mary Lee Latta
Telephone: (713) 546-9781 / (713) 546-9758
Fax No.: (713) 223-0477
Email: thomas.mcgraw@bmo.com /
mary.latta@bmo.com

With a copy to:
Drinker Biddle & Reath LLP
105 College Road East
Princeton, NJ 08542
Attention: Judith E. Reich
Telephone: (609) 716-6566
Fax No.: (609) 799-7000
Email: Judith.reich@dbr.com

EXHIBIT B

NOTICE OF BORROWING

Date: ______________, ____

To: Harris N.A., as Lender (*"Lender"*) party to the Second Amended and Restated Credit Agreement dated as of September 16, 2005, amended and restated as of March 31, 2006 and as further amended and restated as of April __, 2007 (as extended, renewed, amended or restated from time to time, the *"Credit Agreement"*) among EVCI Career Colleges Holding Corp., the Subsidiaries of EVCI and Lender.

Ladies and Gentlemen:

The undersigned, EVCI Career Colleges Holding Corp. (*"Borrower"*), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the Borrowing specified below:

1. The Business Day of the proposed Borrowing is ___________, ____.

2. The aggregate amount of the proposed Borrowing is $______________.

3. The Borrowing is being advanced under the Revolving Credit.

4. The Borrowing is to be comprised of $___________ of **[Base Rate] [Eurodollar]** Loans.

[5. The duration of the Interest Period for the Eurodollar Loans included in the Borrowing shall be ____________ months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Borrowing.

EVCI CAREER COLLEGES HOLDING CORP.

By
Name ______________________________
Title ______________________________

EXHIBIT B-1

NOTICE OF DISALLOWANCE ADVANCE

Date: _____________, ____

To: Harris N.A., as Lender (*"Lender"*) party to the Second Amended and Restated Credit Agreement dated as of September 16, 2005, amended and restated as of March 31, 2006 and as further amended and restated as of April __, 2007 (as extended, renewed, amended or restated from time to time, the *"Credit Agreement"*) among EVCI Career Colleges Holding Corp., its Subsidiaries party thereto and Lender.

Ladies and Gentlemen:

The undersigned, EVCI Career Colleges Holding Corp. (*"Borrower"*), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6(b) of the Credit Agreement, of the Disallowance Advance specified below:

1. The Business Day of the proposed Disallowance Advance is __________, ____.

2. The amount of the proposed Disallowance Advances is $_____________.

4. The Disallowance Advance is to be comprised of $__________ of **[Base Rate] [Eurodollar]** Loans.

[5. The duration of the Interest Period for the Eurodollar Loans included in the Disallowance Advance shall be ___________ months.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Disallowance Advance, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

(b) no Default or Event of Default has occurred and is continuing or would result from such proposed Disallowance Advance;

(c) the aggregate amount of the Disallowance Advances (including the proposed Disallowance Advance) is $_____________;

(d) following the proposed Disallowance Advance the outstanding principal amount of the Term Loan will not exceed $6,000,000 less any prepayments made on the Term Loan from the Closing Date through the date of such Disallowance Advance;

(e) the Disallowance Advance will be used to pay a DOE Disallowance or NY Disallowance; and

(f) attached hereto is evidence that the DOE Disallowance or NY Disallowance, as the case may be, is required to be paid and that Borrower has no further rights of appeal with respect to such DOE Disallowance or NY Disallowance or that Borrower, in its commercially reasonable judgment, has waived such appeal rights.

EVCI CAREER COLLEGES HOLDING CORP.

By
Name ______________________________
Title ______________________________

EXHIBIT C

NOTICE OF CONTINUATION/CONVERSION

Date: ____________, ____

To: Harris N.A., as Lender (*"Lender"*) party to the Second Amended and Restated Credit Agreement dated as of September 16, 2005, amended and restated as of March 31, 2006 and as further amended and restated as of April __, 2007 (as extended, renewed, amended or restated from time to time, the *"Credit Agreement"*) among EVCI Career Colleges Holding Corp., its Subsidiaries party thereto and Lender.

Ladies and Gentlemen:

The undersigned, EVCI Career Colleges Holding Corp. (*"Borrower"*), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.6 of the Credit Agreement, of the **[conversion] [continuation]** of the Loans specified herein, that:

1. The conversion/continuation Date is __________, ____.

2. The aggregate amount of the **[Revolving] [Term]** Loans to be **[converted] [continued]** is $______________.

3. The Loans are to be [converted into] [continued as] [Eurodollar] [Base Rate] Loans.

4. **[If applicable:]** The duration of the Interest Period for the **[Revolving] [Term]** Loans included in the **[conversion] [continuation]** shall be _________ months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) the representations and warranties of the Borrower contained in Section 6 of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); *provided, however,* that this condition shall not apply to the conversion of an outstanding Eurodollar Loan to a Base Rate Loan; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed **[conversion] [continuation]**.

EVCI CAREER COLLEGES HOLDING CORP.

By
Name ________________________________
Title ________________________________

EXHIBIT E

EVCI CAREER COLLEGES HOLDING CORP.

COMPLIANCE CERTIFICATE

To: Harris N.A.

This Compliance Certificate is furnished to Lender pursuant to that certain Amended and Restated Credit Agreement dated as of September 16, 2005, amended and restated as of March 31, 2006 and further amended and restated as of April __, 2007 among us (as extended, renewed, amended or restated from time to time, the *"Credit Agreement"*). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected ____________ of ____________________________________;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Compliance Certificate are true, correct and complete as of the date and for the periods covered thereby; and

5. The Schedule I hereto sets forth financial data and computations evidencing Borrower's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

____
____
____
____

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ______ day of _________________ 20___.

EVCI CAREER COLLEGES HOLDING CORP.

By
Name ______________________________
Title ______________________________

SCHEDULE I
TO COMPLIANCE CERTIFICATE

EVCI CAREER COLLEGES HOLDING CORP.

COMPLIANCE CALCULATIONS
FOR AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF APRIL __, 2007

CALCULATIONS AS OF ______________, ________

A.	Minimum Net Worth (Section 8.21(a))		
	1.	Net Worth as of end of fiscal quarter	$__________
	2.	Net Worth as of end of prior fiscal year	$__________
	3.	Borrower is in compliance (circle yes or no)	yes/no
B.	Minimum Financial Responsibility Composite Score (Section 8.21(b))		
	1.	Financial Responsibility Composite Score	__________
	2.	Line B1 shall not be less than	1.0
	3.	Borrower is in compliance (circle yes or no)	yes/no
C.	Cohort Default Rate (Section 8.21(c))		
	1.	Cohort Default Rate	
	2.	Line C7 must not exceed	20%
	3.	Borrower is in compliance (circle yes or no)	yes/no
D.	Capital Expenditures (Section 8.21(d))		
	1.	Capital Expenditures for fiscal quarter	$__________
	2.	Capital Expenditures financed by Growth Equity Cap Ex Investments	$__________
	3.	Line D1 minus Line D2	$__________
	4.	Capital Expenditures may not exceed	$__________
	5.	Borrower is in compliance (circle yes or no)	Yes/no

EXHIBIT G

ASSIGNMENT AND ACCEPTANCE

Dated _____________, _____

Reference is made to the Amended and Restate Credit Agreement dated as of September 16, 2005, amended and restated as of March 31, 2006 and further amended and restated as of April __, 2007 (as extended, renewed, amended or restated from time to time, the *"Credit Agreement"*) among EVCI Career Colleges Holding Corp., the Guarantors party thereto, and Harris N.A., as Lender. Terms defined in the Credit Agreement are used herein with the same meaning.

____ (the *"Assignor"*) and _________________________ (the *"Assignee"*) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Schedule I hereto of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor's Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor's Revolver Percentage of any outstanding L/C Obligations.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Subsidiary or the performance or observance by Borrower or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to Lender pursuant to Section 8.5(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Lender to act as agent on its behalf; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as lender; (v) specifies as its lending office (and address for notices) the offices set

forth beneath its name on the signature pages hereof and (vii) has delivered to Lender and Borrower any documents required to be delivered by it pursuant to the provisions of Section 13.1 of the Credit Agreement.

4. As consideration for the assignment and sale contemplated in Schedule I hereto, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon by the Assignor and the Assignee. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

5. The effective date for this Assignment and Acceptance shall be __________ (the *"Effective Date"*). Following the execution of this Assignment and Acceptance, it will be delivered to Lender for acceptance and recording.

6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. Upon such acceptance and recording, from and after the Effective Date, Lender shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee.

8. In accordance with Section 13.12 of the Credit Agreement, the Assignor and the Assignee request and direct that Lender prepare and cause the Borrower to execute and deliver to the Assignee the relevant Notes payable to the Assignee in the amount of its Commitments and new Notes to the Assignor in the amount of its Commitments after giving effect to this assignment.

8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[Assignor Lender]

By
Name ______________________________
Title ______________________________

[Assignee Lender]

By
Name ______________________________
Title ______________________________

Lending office (and address for notices):

Accepted and consented to by the Lender
this ___ day of ________

HARRIS N.A., as Lender

By ______________________________
Name ______________________________
Title ______________________________

SCHEDULE I
TO ASSIGNMENT AND ACCEPTANCE

The assignee hereby purchases and assumes from the assignor the following interest in and to the Assignor's rights and obligations under the Credit Agreement as of the Effective Date:

FACILITY ASSIGNED	AGGREGATE COMMITMENT/LOANS	AMOUNT OF COMMITMENT/LOANS ASSIGNED	PERCENTAGE ASSIGNED OF COMMITMENT/LOAN S
REVOLVING CREDIT			
TERM LOAN			